    As filed with the Securities and Exchange Commission on October  , 1996

                                                           Registration No.
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                      ------------------------------------
                                   Form SB-2
                             REGISTRATION STATEMENT
                                   UNDER THE
                             SECURITIES ACT OF 1933
                      ------------------------------------
                               FUNDEX GAMES, LTD
                 (Name of Small Business Issuer in its Charter)

             NEVADA                            3944                             35-1846155
(State or other jurisdiction of    (Primary Standard Industrial    (I.R.S. Employer Identification No.)
 incorporation or organization)     Classification Code Number)

                              3750 W. 16TH STREET
                          INDIANAPOLIS, INDIANA 46222
                           TELEPHONE: (317) 263-9869
 (Address and Telephone Number of Registrant's Principal Executive Offices and
                          Principal Place of Business)

                    MR. CARL E. (CHIP) VOIGT, IV, PRESIDENT
                               FUNDEX GAMES, LTD.
                              3750 W. 16TH STREET
                          INDIANAPOLIS, INDIANA 46222
                           TELEPHONE: (317) 263-9869
           (Name, Address and Telephone Number of Agent for Service)

                  Please address a copy of communications to:

                 Steven Schwartz, Esq.                                       Alan I. Annex, Esq.
                 Mitchell S. Roth, Esq.                                     Robert S. Matlin, Esq.
 Much Shelist Freed Denenberg Ament Bell & Rubenstein,                   Camhy Karlinsky & Stein LLP
                           P.C.                                           1740 Broadway, 16th Floor
           200 N. LaSalle Street, Suite 2100                               New York, New York 10019
              Chicago, Illinois 60601-1095                                Telephone: (212) 977-6600
               Telephone: (312) 346-3100                                     Fax: (212) 977-8389
                  Fax: (312) 621-1750

                      ------------------------------------
   Approximate date of commencement of proposed sale to the public: As soon as practicable after this Registration Statement becomes effective.
   If any of the Securities being registered in this form are to be offered, on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. /X/
   If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /
   If this Form is a post-effective amendment filed pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.
   If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. / /

                        CALCULATION OF REGISTRATION FEE

--------------------------------------------------------------------------------
                                                                PROPOSED MAXIMUM    PROPOSED MAXIMUM
            TITLE OF EACH CLASS                 AMOUNT TO BE        OFFERING           AGGREGATE          AMOUNT OF
       OF SECURITIES TO BE REGISTERED            REGISTERED    PRICE PER UNIT(1)   OFFERING PRICE(1)   REGISTRATION FEE
------------------------------------------------------------------------------------------------------------------
Common Stock, $.001 par value(2)              1,150,000 shares       $8.00(1)        $9,200,000(1)        $2,787.88
------------------------------------------------------------------------------------------------------------------
                                                 1,150,000
Redeemable Common Stock Purchase Warrants         warrants            $.10              $115,000            $34.85
------------------------------------------------------------------------------------------------------------------
Common Stock issuable on exercise of
 Redeemable Common Stock Purchase
 Warrants(3)                                  1,150,000 shares        $12.00          $13,800,000         $4,181.82
------------------------------------------------------------------------------------------------------------------
Representative's Warrants(4)                  100,000 warrants        $.0001              $10                $ --
------------------------------------------------------------------------------------------------------------------
Common Stock Underlying Representative's
 Warrants(4)                                   100,000 shares        $9.60              $960,000           $290.91
------------------------------------------------------------------------------------------------------------------
Redeemable Common Stock Purchase Warrants
 issuable upon Exercise of Representative's
 Warrant(4)                                   100,000 warrants         $.12             $12,000             $3.64
------------------------------------------------------------------------------------------------------------------
Common Stock issuable upon exercise of
 Warrants issuable upon exercise of
 Representative's Warrants(6)                  100,000 shares        $12.00            $1,200,000          $363.64
------------------------------------------------------------------------------------------------------------------
------------------------------------------------------------------------------------------------------------------
TOTAL                                                                                 $25,287,010         $7,662.74

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

(1) Estimated solely for purposes of calculating the registration fee.

(2) Includes 150,000 shares of Common Stock which the Underwriters have the option to purchase to cover over-allotments, if any.

(3) Reserved for issuance upon exercise of Redeemable Common Stock Purchase Warrants.

(4) To be issued to the Representative of the Underwriters at the Closing.

(5) Reserved for Issuance upon exercise of Representative's Warrants.

(6) Pursuant to Rule 416, this Registration Statement also relates to an indeterminate number of additional shares as may be issued as a result of anti-dilution provisions of the Representative's Warrants and the Redeemable Common Stock Purchases Warrants.

THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933 AS AMENDED, OR UNTIL THIS REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE SECURITIES AND EXCHANGE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.

                 Number of pages in sequential numbering system
                       Index to Exhibits appears on page
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                               FUNDEX GAMES, LTD.
                             Cross Reference Sheet

          FORM SB-2 ITEM NUMBER AND CAPTION               CAPTION LOCATION IN PROSPECTUS
      ------------------------------------------    ------------------------------------------
  1.  Front of Registration Statement and
        Outside Front Cover Page of
        Prospectus..............................    Outside Front Cover Page
  2.  Inside Front and Outside Back Cover Pages
        of Prospectus...........................    Inside Front and Outside Back Cover Pages
  3.  Summary Information and Risk Factors......    Prospectus Summary; Risk Factors
  4.  Use of Proceeds...........................    Use of Proceeds
  5.  Determination of Offering Price...........    Outside Front Cover Page; Risk Factors;
                                                      Underwriting
  6.  Dilution..................................    Risk Factors; Dilution
  7.  Selling Security Holders..................    Not Applicable
  8.  Plan of Distribution......................    Outside Front Cover Page, Inside Front
                                                    Cover Page; Underwriting
  9.  Legal Proceedings.........................    Business
 10.  Directors, Executive Officers, Promoters      Management; Certain Relationships and
        and Control Persons.....................      Related Transactions
 11.  Security Ownership of Certain Beneficial
        Owners and Management...................    Principal Stockholders; Management
 12.  Description of Securities.................    Prospectus Summary; Description of
                                                    Securities
 13.  Interest of Named Experts and Counsel.....    Legal Matters; Experts
 14.  Disclosure of Commission Position on          Underwriting; Management -- Limitation on
        Indemnification for Securities Act            Officers' and Director's Liability and
        Liabilities.............................      Indemnification
 15.  Organization Within Last 5 Years..........    Business; Certain Relationships and
                                                    Related Transactions
 16.  Description of Business...................    Prospectus Summary; Business
 17.  Management's Discussion and Analysis or       Management's Discussion and Analysis of
        Plan of Operation.......................      Financial Condition and Results of
                                                      Operations
 18.  Description of Property...................    Business-Properties
 19.  Certain Relationships and Related             Certain Relationships and Related
        Transactions............................    Transactions
 20.  Market for Common Equity and Related          Risk Factors; Dividend Policy;
        Stockholder Matters.....................      Capitalization; Description of
                                                      Securities; Shares Eligible for Future
                                                      Sale
 21.  Executive Compensation....................    Management
 22.  Financial Statements......................    Prospectus Summary; Capitalization;
                                                    Selected Financial Information; Financial
                                                      Statements
 23.  Changes In and Disagreements With
        Accountants on Accounting and Financial
        Disclosure..............................    Not Applicable

     Information contained herein is subject to completion or amendment. A registration statement relating to these securities has been filed with the Securities and Exchange Commission. These securities may not be sold nor may offers to buy be accepted prior to the time the registration statement becomes effective. This prospectus shall not constitute an offer to sell or the solicitation of an offer to buy nor shall there be any sale of these securities in any State in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such State.

                 PRELIMINARY PROSPECTUS DATED           , 1996
                             SUBJECT TO COMPLETION

                               FUNDEX GAMES, LTD.
                      1,000,000 SHARES OF COMMON STOCK AND
              1,000,000 REDEEMABLE COMMON STOCK PURCHASE WARRANTS

     Fundex Games, Ltd. (the "COMPANY") hereby offers (the "Offering") 1,000,000 shares of its common stock, $.001 par value (the "COMMON STOCK"), and 1,000,000 Redeemable Common Stock Purchase Warrants (the "WARRANTS"). Upon the completion of this Offering, the shares of Common Stock and the Warrants offered hereby may only be purchased together on the basis of one share of Common Stock and one Warrant, but will trade separately immediately after the Offering. Each Warrant entitles the registered holder thereof to purchase one
share of Common Stock and an initial exercise price of $          per share at
any time during the period commencing one year from the date of this Prospectus and terminating five years from the date of this Prospectus. The Warrant exercise price is subject to adjustment under certain circumstances. Commencing eighteen months after the date of this Prospectus, the Company may redeem the Warrants at $.01 per Warrant on 30 days prior written notice to the Warrant holders if the average closing bid price of the Common Stock as reported on the
American Stock Exchange ("AMEX") equals or exceeds $          per share
(subject to adjustment under certain circumstances) for any 20 trading days within a period of 30 consecutive trading days ending on the fifth trading day prior to the date of the notice of redemption. See "Description of Securities."

     Prior to this Offering, there has been no public market for the Common Stock and Warrants and there can be no assurance that any such market will develop. It is anticipated that the initial public offering price of the Common Stock will be between $7 and $8 per share, and the initial public offering price
per Warrant will be between $          and $          . The initial public
offering price has been determined by negotiation between the Company and the Underwriter and does not necessarily reflect the Company's assets, book value, performance or other generally accepted criteria of value. See "Risk Factors" and "Underwriting." The Company will file an application for quotation of its Common Stock and Warrants on the American Stock Exchange under the symbols "FDX" and "FDXW," respectively.
THE SECURITIES OFFERED HEREBY ARE SPECULATIVE AND INVOLVE A HIGH DEGREE OF
       RISK AND IMMEDIATE SUBSTANTIAL DILUTION FROM THE OFFERING
              PRICE. SEE "RISK FACTORS" AND "DILUTION" AT PAGES
                   .
THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND
    EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE
       COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE
         ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION
            TO THE CONTRARY IS A CRIMINAL OFFENSE.

----------------------------------------------------------------------------------------------------------
                                                     Underwriting Discounts           Proceeds to
                            Price to Public            and Commission (1)             Company (2)
----------------------------------------------------------------------------------------------------------
 Per Share                         $                           $                           $
----------------------------------------------------------------------------------------------------------
 Per Warrant                       $                           $                           $
----------------------------------------------------------------------------------------------------------
 Total (3)                         $                           $                           $
----------------------------------------------------------------------------------------------------------

(1) Excludes additional compensation to be received by National Securities Corporation, the representative (the "Representative") of the several underwriters (the "UNDERWRITERS") in the form of (i) a nonaccountable expense allowance equal to 3% of the gross proceeds to the Company and, (ii) sale to the Representative for nominal consideration of warrants (the "REPRESENTATIVE'S WARRANTS") to purchase up to 100,000 shares of Common Stock and 100,000 Warrants. In addition, the Company has agreed to indemnify the Underwriter against certain liabilities. See "Underwriting."
(2) Before deducting expenses of the Offering payable by the Company estimated
    at $        which includes the nonaccountable expense allowance described in
    Note 1 above.
(3) The Company has granted to the Underwriters an option, exercisable within 45 days from the date of this Prospectus, to purchase up to 150,000 additional shares of Common Stock and 150,000 Warrants on the same terms as set forth above, solely to cover overallotments, if any. If such option is exercised
    in full, the total Price to Public will be $        , the total Underwriting
    Discounts and Commissions will be $        and the Proceeds to the Company
    will be $        . See "Underwriting."

     The shares of Common Stock are being offered by the Underwriter on a firm commitment basis, subject to prior sale, when, as and if delivered to and accepted by the Underwriters, and subject to approval of certain legal matters by counsel and to certain other conditions. The Underwriter reserves the right to withdraw, cancel or modify the Offering and to reject any order in whole or in part. It is expected that delivery of the certificates for the shares will be made against payment therefor at the offices of National Securities Corporation,
1001 Fourth Avenue, Seattle, Washington, on or about           , 1996.

                        NATIONAL SECURITIES CORPORATION
              THE DATE OF THIS PROSPECTUS IS                , 1996

     After completion of this Offering, the Company intends to furnish its stockholders with annual reports containing audited financial statements and with such other periodic reports as the Company may from time to time deem appropriate or as may be required by law.

     IN CONNECTION WITH THIS OFFERING, THE UNDERWRITER MAY OVER-ALLOT OR EFFECT TRANSACTIONS WHICH STABILIZE OR MAINTAIN THE MARKET PRICE OF THE COMMON STOCK AT A LEVEL ABOVE THAT WHICH MIGHT OTHERWISE PREVAIL IN THE OPEN MARKET. SUCH STABILIZATION, IF COMMENCED, MAY BE DISCONTINUED AT ANY TIME.

     Prior to this Offering, the Company has not been subject to the reporting requirements of the Securities Act of 1934. After completion of this Offering, the Company will be subject to certain informational requirements of the Securities Exchange Act of 1934 and in accordance therewith will file reports, proxy statements and other information with the Securities and Exchange Commission (the "COMMISSION"). Such reports, proxy statements and other information can be inspected and copied at the public reference facilities maintained by the Commission at Room 1024, 450 Fifth Street N.W., Washington, D.C. 20549 or at the regional offices of the Commission at Room 1400, 500 West Madison Street, Chicago, Illinois 60601 and 7 World Trade Center, 13th floor, New York, New York 10048. Copies of such material can be obtained at prescribed rates from the Public Reference Section of the Commission at 450 Fifth Street N.W., Washington, D.C. 20549. Reports and other information concerning the Company can also be inspected at the office of the National Association of Securities Dealers, Inc., 1735 K Street, N.W., Washington, D.C. 20006.
                       ---------------------------------

                               PROSPECTUS SUMMARY

     The following summary is qualified in its entirety by the more detailed information and the financial statements including the notes thereto, appearing elsewhere in this Prospectus. Each prospective investor is urged to read this Prospectus in its entirety. Except as otherwise indicated, the information in this Prospectus (i) assumes no exercise of the Underwriter's overallotment option, (ii) does not give effect to the issuance of up to 1,000,000 shares of Common Stock upon exercise of the Warrants; (iii) does not give effect to the issuance of up to 100,000 shares of Common Stock and 100,000 Warrants upon exercise of the Representative's Warrants; (iv) does not give effect to the issuance of up to 100,000 shares of Common Stock upon exercise of Warrants underlying the Representative's Warrants; (v) does not give effect to the issuance of 300,000 additional shares of Common Stock reserved for issuance upon exercise of additional stock options that may be granted under the Company's 1996 Employee Stock Option Plan and 1996 Stock Option Plan for Non-Employee Directors; (vi) reflects the reincorporation of the Company from Indiana to Nevada (the "REINCORPORATION") in August, 1996; and (vii) reflects the 1,000 for 1 stock split of the Common Stock effected in August, 1996 in connection with the Reincorporation, and the 1.15 for 1 stock split of the Common Stock effected in August, 1996.

                                  THE COMPANY

     Fundex Games, Ltd. (the "COMPANY"), develops, markets and sells games and toys nationwide through discount retailers, specialty toy retailers, toy wholesalers, drug and grocery retailers and certain catalog and specialty accounts. The Company's principal products include card games, children's board games, skill and action games, family games, puzzles and spring and summer toys. The Company's largest selling item is a card game called "Phase 10." Phase 10 is the second best selling card game in the United States with sales in excess of 1,000,000 units per year. The Company's products are manufactured to the Company's specifications by manufacturers based in the United States, Taiwan, Indonesia and China.

     The Company has recently acquired certain rights to use characters and properties from The Big Comfy Couch(TM), which it will incorporate into games, puzzles and an inflatable couch. The Big Comfy Couch(TM) is a popular children's show broadcast on public broadcasting stations nationwide. The Company intends to seek additional licenses for widely-recognized children's characters.

     The toy industry is a large and growing business. Based on published data by Toy Manufactures of America, Inc., toy sales in the United States increased to approximately $20.0 billion in 1995 from approximately $18.7 billion in 1994, representing a 7% increase without adjustment for inflation. Certain industry segments such as traditional card and board games have experienced strong growth. During the last five years, consolidation of toy and game manufacturers has created an opportunity for those few remaining independent companies such as the Company to increase their market share for several reasons. These reasons include: (i) similar competing products were consolidated creating less competition within product lines; (ii) the consolidated companies have high minimum sales requirements and have withdrawn products previously sold by their constituent companies prior to consolidation, thereby reducing competition for certain of the Company's products; (iii) the consolidated companies cannot review or accept all good toy and game ideas submitted by inventors, enabling the Company to be in position to acquire new toys and games from inventors regularly; and (iv) retailers are reluctant to allocate all of their shelf space to only one or two suppliers, making additional shelf space available to the Company.

     The Company intends to expand its business through (a) acquiring and developing new products; (b) moving into international markets; (c) increasing advertising and promotion; (d) acquiring licenses for the use of highly recognized properties and characters in connection with games and toy products; and (e) diversifying its product line.

     The Company's goal is to continue to take advantage of the consolidation in the games industry to strengthen its position in the marketplace and to continue offering innovative toy and game products in existing and new product categories, providing both a high retail margin to retailers and high perceived value to consumers. The Company intends to achieve this goal through (i) management's extensive experience in the industry; (ii) acquisition of established products and product lines and extension of its existing product lines; and (iii) increased advertising.

     The Company was originally incorporated in Indiana in 1991 and reincorporated in Nevada in 1996.

     The Company's principal executive offices are located at 3750 W. 16th Street, Indianapolis, Indiana 46222. Its telephone number is (317) 263-9869.

                                  THE OFFERING

SECURITIES OFFERED.........  1,000,000 shares of Common Stock and 1,000,000
                               Warrants

Exercise Price of
Warrants...................  Each Warrant entitles the holder to purchase, at any time over a four year period commencing one year after the date of this Prospectus, one share
                             of Common Stock at a price of $          per share.

Redemption of Warrants.....  Commencing eighteen (18) months after the date of this Prospectus, the Warrants are subject to
                             redemption by the Company at $.01 per Warrant on 30 days prior written notice, if the average closing price of the Common Stock equals or exceeds
                             $          per share for any 20 trading days within
                             a period of 30 consecutive trading days ending on the fifth trading day prior to the date of notice of redemption.

Securities Outstanding:
  Before the Offering......  1,225,000 shares of Common Stock
  After the Offering.......  2,225,000 shares of Common Stock and 1,000,000
                               Warrants

Use of Proceeds............  For general corporate purposes, including (i)
                             working capital, (ii) increased advertising, (iii) the development of new products and product lines,
                             (iv) repayment of short-term borrowings, and (iv) possible acquisitions.

Proposed AMEX Trading
  Symbols..................  Common Stock -- FDX
                             Warrants      -- FDXW

                             SUMMARY FINANCIAL DATA
                   (in thousands, except for per share data)

                                                 YEAR ENDED DECEMBER       EIGHT MONTHS ENDED
                                                         31,                  AUGUST 31,(1)
                                                ---------------------     ---------------------
                                                  1994         1995         1995         1996
                                                --------     --------     --------     --------
STATEMENT OF OPERATIONS DATA:
Net Sales...................................    $  3,802     $  4,601     $  2,634     $  3,519
Gross Margin................................       1,327        1,382          831        1,125
Operating Income............................         359          339          263          315
Net Income -- Pro forma(2)..................         218          205          161          195
Net Income per Share........................         .18          .17          .13          .16
Weighted average number of shares
  outstanding...............................    1,225,000    1,225,000    1,225,000    1,225,000

                                                                                 AUGUST 31, 1996
                                                                           ---------------------------
                                                     DECEMBER 31, 1995     ACTUAL       AS ADJUSTED(3)
                                                     -----------------     ------       --------------
BALANCE SHEET DATA:
Working capital....................................          540              543            7,218
Total assets.......................................        1,234            2,850            9,172
Current Liabilities................................          590            1,695            1,342
Long term debt.....................................           --               --               --
Stockholders' equity...............................          644            1,140            7,815

---------------

(1) Historically, the Company's net sales have been the highest in the fourth quarter of each year. The Company's business is seasonal, with sales increasing significantly during the Christmas holiday season. See "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Quarterly Fluctuations and Seasonablity."

(2) Pro forma net income gives effect to income taxes which would have been required if the Company had been taxed as a "C" Corporation.

(3) As adjusted to reflect the sale of 1,000,000 shares of Common Stock and 1,000,000 Warrants offered hereby and application of the net proceeds therefrom, based upon an assumed initial public offering price of $8 per share of Common Stock and $.10 per Warrant. See "Use of Proceeds."

                                  RISK FACTORS

     An investment in the Securities offered hereby involves a high degree of risk. In analyzing this Offering and in evaluating the Company and its business, prospective investors should carefully consider the following risk factors, in addition to the other information included in this Prospectus.

CUSTOMER CONCENTRATION

     The five largest customers of the Company accounted for approximately 53.3% and 50.7% of net sales in 1994 and 1995, respectively. The loss of any of these major customers or a substantial reduction in orders from such customers would have a material adverse effect on the results of the Company's operations. The Company does not have any contracts with any of its customers and none are expected to be signed. See "Business -- Marketing, Distribution and Sales."

PRODUCT OBSOLESCENCE

     Consumer preferences can change rapidly, and the Company's success will depend on its ability to successfully introduce new products. The success of new products depends on a variety of factors including product selection, timely completion of product design, timely and efficient implementation of manufacturing and assembly processes and effective sales and marketing. Because new product commitments must be made well in advance of sales, new product decisions must anticipate future market demand. There is no assurance that the Company will be successful in introducing new products.

COMPETITION

     The Company competes with many other companies in the design and development of new toys and games, the procurement of licenses, and the marketing and distribution of its products. Many of the Company's competitors have greater financial resources, more sophisticated sales forces, larger facilities for product development and greater name recognition than the Company. Many of the competitors do more consumer advertising than the Company and have products more competitively priced than the Company's products. There can be no assurance that the Company will be able to compete successfully or that it will have the ability to expand its operations as it is contemplating.

GAME/TOY INDUSTRY CONDITIONS -- ONE SIGNIFICANT PRODUCT LINE.

     Although, during recent years, the game and toy industry has experienced consistent growth overall, the performance of individual game and toy companies has not been predictable. The variability of individual company results can be attributed in part to the reliance by a number of companies on the success or failure of a single product line or product category or the introduction of promotional products. The Company derived 49.9% and 44.8% of net sales in 1994 and 1995, respectively, from its Phase 10 product line. The success of the Company could be adversely affected if it cannot maintain the marketability of the Phase 10 line, and there can be no assurance that the Company will be able to do so. See "Business -- Industry Background."

UNAVAILABILITY AND FLUCTUATING COSTS OF RAW MATERIALS

     The raw materials primarily used in the Company's products are paper and plastic. The Company believes that there are adequate supplies of these materials readily available to the Company and its contract manufacturers. However, as the price of these materials fluctuates, the Company's manufacturing costs will fluctuate accordingly. When material costs rise during the year, the Company is often unable to increase the sales prices of its products to account for the increased costs until the beginning of a calendar year, if at all.

DEPENDENCE ON KEY PERSONNEL

     The Company's business depends to a large extent on the abilities, experience and continued participation of key employees, including Carl E.
(Chip) Voigt, IV, President, who has primary responsibility for product development and advertising and Carl E. (Pete) Voigt, III, Executive Vice President, who has primary responsibility for sales and marketing. The loss of services of either of the Voigts would have a material adverse effect upon the Company's business if suitable replacements could not be promptly found. No assurances can be given that the Company would be able to hire adequate replacements. The success of the Company will depend in part on the ability of the Company to attract and retain qualified operating, marketing, research and development and financial personnel. Competition for qualified personnel is often intense, and no assurance can be given as to the ability of the Company to attract and retain qualified personnel. See "Management."

DEPENDENCE ON LICENSES

     The Company obtains many of its products through licenses from inventors. The Company competes with numerous other companies for such licenses, many of which have substantially greater financial and other resources than those of the Company. In addition, one of the Company's new product lines is dependent upon certain proprietary character licenses. The Company intends to seek other character licenses to expand its business. Many of the Company's licensing agreements are non-exclusive and limited in duration. Competition for licenses is intense, and there can be no assurance that the Company will be successful in renewing its present licenses or obtaining new licenses. See "Business Products."

DEPENDENCE ON CONTRACT MANUFACTURERS

     The Company does not have manufacturing facilities. All of the Company's products are manufactured by contract manufacturers, many of which are located in Indonesia, China and Taiwan. The Company does not have long term contracts with any of its manufacturers. Foreign manufacturing is subject to a number of risks, including transportation delays and interruptions, political and economic disruptions, the impositions of tariffs and import and export controls, restrictions on the transfer of funds, work stoppages and changes in governmental policies. While the Company has not to date experienced any material adverse effects due to such risks, there can be no assurance that such event will not occur in the future with the result of possible increases in costs and delays of, or interferences with, product deliveries, resulting in losses of revenues and goodwill. See "Business -- Manufacturing."

GOVERNMENT REGULATION

     The Company's operations are subject to various laws including the Federal Consumer Product Safety Act. The commission charged with enforcement of these laws has the authority to exclude from the market items that are found to be hazardous.

SEASONAL AND QUARTERLY FLUCTUATIONS

     Sales of games and puzzles are seasonal, with the majority of retail sales occurring during the period from September to December. Shipments of games and puzzles are greatest during the third and fourth quarters, and inventory levels are at their highest during such time period. The Company generates a substantial portion of its revenues during the third and fourth quarters and therefore operating results may fluctuate significantly among quarters. Operating results may fluctuate as a result of a number of other factors, including the timing of shipments of new products, activities of competitors of the Company, including advertising, and the emergence of new companies and products to the market. See "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Quarterly Fluctuations and Seasonality."

PROPRIETARY PROTECTION

     The Company seeks to protect its products through tradenames, trademarks, copyrights and licenses. The Company also relies on proprietary protections of its licensors. Despite the efforts of the Company and its licensors to protect and maintain their proprietary rights, there can be no assurance that the Company or its licensors will be successful in doing so or that the Company's competitors will not independently develop or patent products that are substantially equivalent or superior to the Company's products. In addition, the laws of certain foreign jurisdictions do not protect intellectual property to the same extent as the United States. Many of the Company's products have little or no proprietary protection. Although the Company has applied for protection of its name and logo with the U.S. Patent and Trademark Office, there can be no assurance that the Company will be granted such protection.

BROAD DISCRETION AS TO USE OF PROCEEDS

     The net proceeds of this Offering are primarily allocated to working capital, product development, advertising and other corporate purposes. Accordingly, management will have broad discretion with respect to the expenditure of a substantial portion of the net proceeds of this Offering. Purchasers of the Securities offered hereby will be entrusting their funds to the Company's management, upon whose judgment the investors must depend, with only limited information concerning management's specific intentions. See "Use of Proceeds." The Company may use a portion of the proceeds of this Offering in connection with joint ventures, acquisitions or other arrangements which management deems necessary for the development of the Company's business activities.

CONTINUING CONTROL BY MANAGEMENT

     Upon the completion of the Offering, the current employee-stockholders of the Company will own approximately 52% of the Company's outstanding shares of Common Stock. Accordingly, such stockholders will be able to exert significant influence in the election of the Board of Directors. It is likely that investors in this Offering will have little or no influence on the direction of the Company.

ANTI-TAKEOVER PROVISIONS

     The Company's Board of Directors has the authority to issue up to 1,000,000 shares of Preferred Stock, and to determine the rights, preferences and privileges of those shares without any further vote of the stockholders. The rights of the holders of the Common Stock may be adversely affected by the rights of the holders of the Preferred Stock. The Company is also subject to the anti-takeover provisions of the Nevada Revised Statutes which restrict certain business combinations with interested stockholders unless certain conditions are met. By delaying and deterring unsolicited takeover attempts, these provisions could adversely affect prevailing market prices for the Company's Common Stock.

POTENTIAL ADVERSE EFFECT OF REPRESENTATIVE'S WARRANTS

     At the consummation of the Offering, the Company will sell to the Representative, for nominal consideration, Representative's Warrants entitling the Representative to purchase up to 100,000 shares of Common Stock and 100,000 Warrants. The Representative's Warrants will be exercisable for a period of four years commencing one year after the effective date of the Offering at an
exercise price of $       per share and $       per Warrant. The Warrants
obtained upon exercise of the Representative's Warrants will be exercisable for a period of four years commencing one year after the effective date of this
Offering, at an exercise price of $       per share. The holders of the
Representative's Warrants will have, at nominal cost, the opportunity to profit from a rise in the market price of the Securities without assuming the risk of ownership, with resulting dilution in the interests of other security holders. The Company's ability to obtain additional capital might be adversely affected during the time that the Representative's Warrants remain unexercised. Moreover, the Representative may exercise the Representative's Warrants at a time when the Company would, in all likelihood, be able to obtain any needed capital through a new offering of its securities on terms more favorable than those provided by the Representative's Warrants. See "Description of Securities -- Warrants" and "Underwriting".

POTENTIAL ADVERSE EFFECT OF REDEMPTION OF WARRANTS

     Commencing eighteen months after the date of the this Prospectus, the Warrants are subject to redemption by the Company at $.01 per Warrant on 30 days prior written notice to the Warrant holders if the average closing bid price of
the Common Stock equals or exceeds $       per share for any 20 trading days
within a period of 30 consecutive trading days ending on the fifth trading day prior to the date of the notice of redemption. If the Warrants are redeemed, holders of the Warrants will lose their rights to exercise the Warrants after the expiration of the 30 day notice of redemption. Upon receipt of the notice of redemption, holders will be required to: (i) exercise the Warrants and pay the exercise price at a time when they may be unable or unwilling to do so; (ii) sell the Warrants at the current market price, if any; or (iii) accept the redemption price which is likely to be substantially less than the market value of the Warrants at the time of redemption. See "Description of Securities -- Warrants".

POTENTIAL ADVERSE AFFECTS OF SUBSTANTIAL SHARES OF COMMON STOCK RESERVED

     The Company has reserved a total of 1,650,000 shares of Common Stock for issuance as follows: (i) 1,150,000 shares for issuance upon exercise of the Warrants; (ii) 100,000 shares for issuance upon exercise of the Representative's Warrants; (iii) 100,000 shares for issuance upon exercise of the Warrants issuable upon exercise of the Representative's Warrants and (iv) 300,000 shares for issuance pursuant to the 1996 Employee Stock Option Plan and the 1996
Stock Option Plan for Non-Employee Directors (collectively the "1996 Stock Option Plan"). As of the date of this Offering, the Company has not issued any options. The reservation of the Common Stock and the existence of the Warrants, Representative's Warrants and options may adversely affect the Company's ability to consummate future equity financing. In addition, the holders of the Warrants, Representative's Warrants and options may exercise them at a time when the Company would otherwise be able to obtain additional equity capital on terms more favorable to the Company.

LACK OF PUBLIC MARKET; POSSIBLE VOLATILITY OF STOCK PRICE

     Prior to this Offering, there has been no public market for the Company's securities. Although the Company has applied to have the Common Stock included on AMEX there can be no assurance that an active market in any such securities will develop or, if such a market develops, that it will be sustained. The initial public offering price for the shares of Common Stock was determined by negotiations between the Company and the Representative, and should not be regarded as indicative of any future market price of the Common Stock. See "Underwriting." The stock market has, from time to time, experienced significant price and volume fluctuations that may be unrelated to the operating performance of particular companies. The market price of the Common Stock may be affected by many factors, including new products introduced by the Company or its competitors, disputes regarding proprietary rights, new regulations affecting foreign manufacturing and periodic fluctuations in the Company's financial results. In addition, the fact that the Company has two stockholders with significant holdings may affect the public market for the Common Stock.

DILUTION

     A purchaser in this Offering will experience immediate substantial price dilution from the initial public offering price per share of Common Stock and Warrants. See "Dilution." The immediate dilution to purchasers of the Securities offered hereby is $4.70 or 59% per share of Common Stock. Additional dilution is likely to occur as a result of the exercise of the Representative's Warrants to purchase up to 100,000 shares of Common Stock, and may occur upon the exercise of the Warrants and options that are outstanding or to be issued under the 1996 Stock Option Plan.

SHARES ELIGIBLE FOR FUTURE SALE

     All of the presently issued and outstanding shares of Common Stock are "restricted securities" as that term is defined under Rule 144 promulgated under the Securities Act of 1933, as amended (the "ACT"). In the event that a public market develops for the Company's Common Stock, the Company is unable to predict the effect that sales made under Rule 144 or other sales may have on the then prevailing market price of the Common Stock. See "Description of Capital Stock--Shares Eligible for Future Sale." The current shareholders have agreed, pursuant to lock-up agreements ("the LOCK-UP AGREEMENTS"), that they will not, without the prior written consent of the Representative, sell or otherwise dispose of their shares for a period of 13 months after the date of this Prospectus. At such time, 1,150,000 shares will become eligible for sale, subject to the volume limitations of Rule 144. The Company intends, immediately after this Offering, to register 300,000 shares of Common Stock reserved for issuance under the 1996 Stock Option Plan. The Company is also authorized to issue preferred stock without stockholder approval, with such designations, preferences and other rights, qualifications and restrictions as determined by the Board of Directors.

ARBITRARY DETERMINATION OF OFFERING PRICE

     The initial public offering price of the Securities and the exercise price and terms of the Warrants have been determined arbitrarily by negotiations between the Company and the Representative. Factors considered in such negotiations, in addition to prevailing market conditions, included the history and prospects for the industry in which the Company competes, an assessment of the Company's management, the prospects of the Company, the Company's capital structure and other relevant factors. Therefore, the initial public offering price of the Securities and the exercise price and terms of the Warrants do not necessarily bear any relationship to established valuation criteria and may not be indicative of prices that may prevail at any time from time to time in the public market for the Securities. See "Underwriting".

CURRENT PROSPECTUS AND STATE BLUE SKY REGISTRATION REQUIRED TO EXERCISE THE WARRANTS

     The Warrants are exercisable only if a current prospectus relating to the Common Stock underlying such Warrants is then in effect, and only if such Common Stock is qualified for sale or exempt from qualification under applicable state securities laws of the state in which a holder of the Warrants resides. Although the Company has undertaken to maintain the effectiveness of a current prospectus covering the Common Stock underlying the Warrants, there can be no assurance that the Company will able to do so. The Warrants may be deprived of any value if a current prospectus covering the Common Stock issuable upon exercise of the Warrants is not effective, or if such Common Stock is not qualified or exempt from qualification in the states in which the holders of Warrants reside.

     The Common Stock and the Warrants are separately transferable immediately upon issuance. In the event that an investor purchases the Warrants in the secondary market or moves to a jurisdiction in which the shares of Common Stock underlying the Warrants are not registered or qualified during the period that the

Warrants are exercisable, the Company will be unable to issue shares to such investor desiring to exercise the Warrants, unless and until the shares are qualified for sale in the jurisdiction in which such investor resides, or an exemption from such qualification exists in such jurisdiction. If the shares are not qualified for sale in the jurisdiction in which a Warrant holder resides, such holder would have no choice but to attempt to sell the Warrants in a jurisdiction where such sale is permissible or allow them to expire unexercised. See "Description of Securities -- Warrants."

RISK OF LOW-PRICED STOCKS

     If the Company's securities are delisted from AMEX because they no longer met the qualifications, they will be subject to the "penny stock" rules of Rule 15c2-6 of the Securities Exchange Act of 1934, as amended (the "1934 Act"), which imposes additional sales practice requirements on broker-dealers which sell such securities to persons other than established customers and "accredited investors" (generally, individuals with net worths in excess of $1,000,000 or annual incomes exceeding $200,000, or $300,000 together with their spouses). For transactions covered by this rule, a broker-dealer must make a special suitability determination for the purchaser or have received the purchaser's written consent to the transaction prior to sale. Consequently, the rule may affect the ability or willingness of broker-dealers to sell the Company's Common Stock and may affect the ability of purchasers in this Offering to sell any of the Common Stock acquired hereby in the secondary market.

     The Commission has adopted regulations which define a "penny stock" to be any equity that has a market price (as therein defined) less than $5.00 per share or with an exercise price of less than $5.00 per share, subject to certain exceptions. For any transaction involving a penny stock, unless exempt, the rules require delivery, prior to any transaction in a penny stock, of a disclosure schedule, prepared by the Commission, relating to the penny stock market. Disclosure of commissions payable to both the broker-dealer and the registered representative and current quotations for the securities is also required. Finally, monthly statements are required to be sent to stockholders disclosing recent price information for the penny stock held in each stockholder's account and information on the limited market in penny stocks.

     The foregoing penny stock restrictions will generally not apply to the Company's Common Stock if the Common Stock is listed on AMEX. If the Company's Common Stock were subject to the rules on penny stocks, the market liquidity for the Common Stock could be severely adversely affected.

NO COMMON STOCK DIVIDENDS ANTICIPATED

     The Company does not anticipate paying cash dividends on its Common Stock in the foreseeable future. The Company anticipates that any earnings generated from the Company's operations will be retained to fund operations of the Company.

FORWARD LOOKING STATEMENTS

     This Prospectus contains forward-looking statements and information that are based on management's beliefs and assumptions, as well as information currently available to management. When used in this document, the words "anticipate," "estimate," "expect," and similar expressions are intended to identify forward-looking statements. Although the Company believes that the expectations reflected in such forward-looking statements are reasonable, it can give no assurance that such expectations will prove to be correct. Such statements are subject to certain risks, uncertainties and assumptions. Should one or more of these risks or uncertainties materialize, or should the underlying assumptions prove incorrect, actual results may vary materially from those anticipated, estimated or expected. Among the key factors that may have a direct bearing on the Company's operating results are fluctuations in the economy, the degree and nature of competition, the Company's ability to successfully expand its product line, and its ability to obtain products and licenses.

                                USE OF PROCEEDS

     The net proceeds to the Company from the sale of the 1,000,000 shares of Common Stock and the 1,000,000 Warrants offered hereby, after deduction of underwriting discounts and commissions and Offering expenses, are estimated to
be approximately $                    at an assumed public offering price of
$                    per share of Common Stock and $                    per
Warrant. The Company expects to use approximately $1,500,000 of the net proceeds for increased consumer advertising, including new television advertisements. Approximately $300,000 of the net proceeds will be used for capital expenditures, including a new computer system, forklift, and warehouse racking. The Company expects that between $500,000 and $1,000,000 will be used for acquisition of new products and product licenses, and that approximately $500,000 will be used to develop new products, including costs of injection molds, design, models and packaging. The Company also intends to repay $540,000 of short term debt from the net proceeds of the Offering, including the repayment of the $500,000 Bridge Loan. The Company intends to use the remaining net proceeds for working capital requirements. In the ordinary course of its business, the Company regularly reviews acquisition opportunities in the game and toy industry. Accordingly, a portion of the proceeds of the Offering may be used to finance possible strategic acquisitions of other game companies, toy companies or product lines, although the Company has no agreements, understandings or commitments in respect of any specific acquisition candidates, nor is the Company engaged in negotiations with respect to any acquisition.

     The foregoing represents the Company's best estimate of the use of the net proceeds to be received in this Offering based on current planning and business conditions. The Company reserves the right to change the use of the proceeds when and if market conditions or unexpected changes in operating conditions or results occur. The amounts actually expended for each use may vary significantly depending upon a number of factors, including future sales growth and the amount of cash generated by the Company's operations.

     Pending application of the net proceeds, the Company intends to invest the net proceeds principally in short-term, interest bearing obligations or U.S. Government obligations, money market funds or other short term securities. The proceeds, if any, from the exercise of the Underwriter's over-allotment option are expected to be used for working capital and general corporate purposes.

                                    DILUTION

     As of August 31, 1996, the net tangible book value of the Company's Common Stock was $671,198, or $.55 per share. "Net tangible book value" per share of Common Stock represents the tangible assets (total assets less intangible assets) reduced by total liabilities divided by the number of outstanding shares of Common Stock. After giving effect to the sale of the 1,000,000 shares offered hereby at the assumed initial public offering price of $8.00 per share and the receipt of estimated net proceeds to the Company of $6,675,000 (after deducting underwriting commissions and discounts and estimated expenses of this Offering) the adjusted net tangible book value of the Company's Common Stock at August 31, 1996 would have been $7,346,198 or $3.30 per share. This represents an increase in the net tangible book value of $2.75 per share to the existing stockholders and an immediate dilution to new investors in this Offering of $4.70 per share (59%).

     The following table illustrates the dilution, in terms of net tangible book value, that will be experienced by purchasers of the Common Stock offered hereby, and the increase in terms of net tangible book value that will be experienced by the existing stockholders:

Assumed initial public offering price per share............................$8.00
Net tangible book value per share at August 31, 1996.....$ .55
Increase in net tangible book value per share attributable to new investors............................................$2.75
Pro forma net tangible book value per share after Offering.................$3.30
Dilution per share to new investors........................................$4.70
     The following table sets forth a comparison of the respective numbers of shares of Common Stock purchased or to be purchased from the Company and total cash consideration paid or to be paid to the Company by the existing holders of the Common Stock and investors purchasing 1,000,000 shares of Common Stock in this Offering. The calculation in this table assumes an initial public offering price of $8.00 per share before deducting the underwriting discounts and commissions and estimated Offering expenses payable by the Company.

                                                                            TOTAL CONSIDERATION
                                                SHARES PURCHASED    -----------------------------------
                                               ------------------                         AVERAGE PRICE
                                                NUMBER    PERCENT    AMOUNT     PERCENT     PER SHARE
                                               --------   -------   ---------   -------   -------------
Existing stockholders........................  1,225,000     55%    $ 456,125      5.4%       $ .37
New investors................................  1,000,000     45%    $8,000,000    94.6%       $8.00
                                               ---------   ----     ----------  ------
Total........................................  2,225,000    100%    $8,456,125   100.0%
                                               =========   ====     ==========  ======

                                DIVIDEND POLICY

     The Company does not intend to pay dividends on its Common Stock in the foreseeable future. The Company presently expects to retain its earnings to finance the development and expansion of its business. The payment by the Company of dividends, if any, on its Common Stock in the future is subject to the discretion of the Board of Directors and will depend on the Company's earnings, financial condition, capital requirements and other relevant factors. See "Description of Securities."

                                 CAPITALIZATION

     The following table sets forth the capitalization of the Company at August 31, 1996, and as adjusted to reflect the sale of the 1,000,000 shares of Common Stock and 1,000,000 Warrants offered hereby at an assumed offering price of $8.00 per share of Common Stock and $0.10 per Warrant and the application of the net proceeds therefrom as set forth under "Use of Proceeds." The information set forth below should be read in conjunction with the Financial Statement and Notes thereto and "Management's Discussion and Analysis of Financial Condition and Results of Operations."

                                                                              AUGUST 31, 1996
                                                                            --------------------
                                                                            ACTUAL   AS ADJUSTED
                                                                            ------   -----------
                                                                            (in thousands)
Long-term debt............................................................      --          --
Stockholders' equity:
Preferred Stock, par value $1.00 per share, 1,000,000 shares authorized,
  none issued or outstanding..............................................      --          --
Common Stock, $.001 par value, 8,000,000 shares authorized;
    1,225,000 shares issued and outstanding;
    2,225,000 shares issued and outstanding as adjusted (2)...............  $    1     $     2
Additional paid-in capital................................................   1,139       7,813
Retained earnings.........................................................      --          --
                                                                            ------      ------
  Total stockholders' equity..............................................   1,140       7,815
                                                                            ------      ------
     Total Capitalization.................................................  $1,140     $ 7,815
                                                                            ======      ======

                            SELECTED FINANCIAL DATA

     The selected financial data set forth below with respect to the Company's statement of income for the years ended December 31, 1994 and 1995 and balance sheet data at December 31, 1995 are derived from the audited financial statements of the Company included elsewhere in this Prospectus. An opinion with respect to these statements has been provided by BDO Seidman, LLP, independent certified public accountants. The selected financial data as of August 31, 1996 and for the eight (8) month periods ended August 31, 1995 and 1996 have been derived from the Company's unaudited financial statements which in the opinion of the Company reflect all adjustment of a normal, recurring nature which the Company considers necessary for a fair presentation of the results for such periods. The results of operations for the eight (8) months ended August 31, 1996 are not necessarily indicative of the results of operations to be expected for any future quarter or the fiscal year ending December 31, 1996. The data set forth below should be read in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations" and the financial statements and notes related thereto included elsewhere in this Prospectus.

                                                     YEAR ENDED               EIGHT MONTHS
                                                    DECEMBER 31,           ENDED AUGUST 31,(1)
                                                ---------------------     ---------------------
                                                  1994         1995         1995         1996
                                                --------     --------     --------     --------
                                                   (in thousands, except per share amounts)
STATEMENTS OF OPERATIONS DATA:
Net Sales...................................       3,802        4,601        2,634        3,519
Cost of Sales...............................       2,475        3,218        1,803        2,394
Gross Margin................................       1,327        1,382          831        1,125
Selling, general and administrative
  expenses..................................         968        1,044          567          810
Operating Income............................         359          339          263          315
Net Income -- Pro forma(2)..................         218          205          161          195
Net Income per common share.................         .18          .17          .13          .16
Weighted average number of shares
  outstanding...............................    1,225,000    1,225,000    1,225,000    1,225,000



                                                           DECEMBER 31, 1995       AUGUST 31, 1996
                                                           -----------------   -----------------------
                                                                               ACTUAL   AS ADJUSTED(3)
                                                                               ------   --------------
BALANCE SHEET DATA (IN THOUSANDS):
Working capital..........................................          540            543        7,218
Total assets.............................................        1,234          2,850        9,172
Current liabilities......................................          590          1,695        1,342
Long term debt...........................................      --                --         --
Stockholders' equity.....................................          644          1,140        7,815

------------------------

(1) Historically, the Company's net sales have been the highest in the fourth quarter of each year. The Company's business is seasonal, with sales increasing significantly during the Christmas holiday season. See "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Quarterly Fluctuations and Seasonably."

(2) Pro forma net income gives effect to income taxes which would have been required if the Company had been taxed as a "C" Corporation.

(3) As adjusted to reflect the sale of 1,000,000 shares of Common Stock and 1,000,000 Warrants offered hereby and application of the net proceeds therefrom, based upon an assumed initial public Offering price of $8.00 per share of Common Stock and $.10 per Warrant. See "Use of Proceeds."

                    MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                 FINANCIAL CONDITION AND RESULTS OF OPERATIONS

OVERVIEW

     The Company is engaged in the business of developing, manufacturing, marketing and selling of games and toys that feature a broad market appeal. The Company's products are distributed through mass market and major toy retailers throughout the United States. In addition to its best selling "Phase 10" card game, the Company has entered into license agreements for the character license "The Big Comfy Couch" to be used on games, puzzles and inflatable toys for 1996.

     In order to minimize operating costs, the Company relies on new products from the game and toy inventing community, as well as new products from licensed properties. This strategy allows the Company to avoid the expenses of maintaining in-house product research and development staffs. The Company pays royalties of 2% to 10% of net sales to the inventor or licenser.

     Net sales of the Company consist of gross sales less the amount of discounts, credits and certain promotional or other allowances. The Company's net sales for the years ended December 31, 1994 and 1995 were $3,802,001 and $4,600,819, respectively.

     Cost of sales consists primarily of manufacturing costs of the Company's products. The Company's gross margin, which is net sales less cost of sales, was 34.9% for the year ended December 31, 1994, 30% for the year ended December 31, 1995 and 32% for the eight months ended August 31, 1996. The Company's gross margin decreased during 1995 primarily as a result of an unexpected increase in material cost. However, the gross margin during the first eight months of 1996 exceeded the 1995 gross margin. The Company expects a further increase in gross margin because: (i) raw material prices have stabilized; and (ii) the Company's product mix has shifted to more proprietary products which usually produce higher gross margins.

     Selling, general and administrative expenses consist primarily of sales commissions, marketing expenses, advertising expenses and administrative expenses, which includes salaries, rent and other general office expenses. The Company anticipates that selling, general and administrative expenses will increase in 1996 and 1997 as a result of the hiring of a chief financial officer, increased advertising, increased expenses related to the increase in net sales, and expenses incurred in connection with this Offering. However, because the Company expects increased net sales in 1996 and 1997, the Company believes that such expenses should remain relatively consistent as a percentage of net sales with the 1995 level.

RESULTS OF OPERATION

     The following table sets forth for the periods indicated a statement of operations as a percentage of net sales.

                                                                YEAR ENDED        8 MONTHS ENDED
                                                                DECEMBER 31          AUGUST 31
                                                              ---------------     ---------------
                                                              1994      1995      1995      1996
                                                              -----     -----     -----     -----
Net Sales.................................................    100.0%    100.0%    100.0%    100.0%
Cost of Sales.............................................     65.1      70.0      68.5      68.0
                                                              -----     -----     -----     -----
Gross Margin..............................................     34.9      30.0      31.5      32.0
Selling, General and Administrative Expenses..............     25.5      22.7      21.5      23.0
                                                              -----     -----     -----     -----
Income from operations....................................      9.4       7.3      10.0       9.0
Other Income..............................................      0.3       0.2       0.3       0.4
Interest Expense..........................................     (0.3)     (0.2)     (0.3)     (0.2)
Tax Benefit...............................................     --        --        --         0.5
                                                              -----     -----     -----     -----
Net Income................................................      9.4%      7.3%     10.0%      9.7%
                                                              =====     =====     =====     =====

COMPARISON OF THE YEAR ENDED DECEMBER 31, 1994
AND THE YEAR ENDED DECEMBER 31, 1995

     Net Sales - Net sales for the year ended December 31, 1995 were $4,600,819 compared with $3,802,001 for the same period in 1994, an increase of $798,818 or 21.0%. This increase was primarily attributed to the increased sales of new products introduced in 1995. Net sales also benefited from increased sales of the Company's Phase 10 product line.

     Cost of Sales - Cost of sales for the year ended December 31, 1995 was $3,218,443 compared to $2,474,809 for the same period in 1994, an increase of $743,634 or 30%. The increase reflects a proportional increase attributable to the increase in net sales in 1995, plus an unexpected increase in raw material costs.

     Gross Margin - Gross margin for the year ended December 31, 1995 increased by $55,184 or 4.2% over gross margin for the prior year. The Company's gross margin as a percentage of sales was 30.0% for 1995, compared with 34.9% in 1994. The decrease primarily occurred due to a rapid increase in material prices, primarily in paper, paperboard and corrugated paper products. The Company was unable to increase its selling prices to reflect the increased material prices as most pricing is locked in for the year. The Company did raise prices at the end of 1995 for 1996 orders.

     Selling, General and Administrative Expenses - Selling, general and administrative expenses for the year ended December 31, 1995 were $1,043,673 or 22.7% of net sales, compared with $967,840 or 25.5% of net sales for the year ended December 31, 1994. The decrease as a percentage of net sales was primarily attributed to higher net sales without a significant increase in expenses because of the relatively fixed nature of the Company's general and administrative expenses. The dollar increase in selling, general and administrative expenses is attributable to the increase in sales commissions and royalties paid to inventors, which are directly related to increased sales. Increased staffing and additional warehouse facilities to handle the increased sales were also required.

     Net Income - Net income for the year ended December 31, 1995 was $337,185 compared to $358,923 for the same period in 1994, a decrease of $21,738 or 6.4%.

COMPARISON OF THE EIGHT MONTHS ENDED AUGUST 31, 1995
AND THE EIGHT MONTHS ENDED AUGUST 31, 1996

     Net Sales - Net sales for the eight months ended August 31, 1996 were $3,518,701 compared with $2,633,721 for the eight months ended August 31, 1995, an increase of $884,980 or 33.6%. This increase was attributable to sales of new products introduced in 1996, increased sales of products introduced in 1995 and continued increased sales of the Phase 10 product line.

     Cost of Sales - Cost of sales for the eight months ended August 31, 1996 was $2,394,024 compared to $1,803,156 for the same period in 1995, an increase of $590,868 or 32.8%. This reflects a proportional increase attributable to the increase in net sales for the eight months ended August 31, 1996.

     Gross Margin - Gross Margin increased $294,112 or 35.4% for the eight month period ended August 31, 1996, as compared to the same period for 1995. Gross margin as a percentage of net sales was 32.0% for the eight months of 1996, compared to 31.5% for the same period in 1995. The increase in gross margin is primarily due to the price increase instituted in late 1995 for 1996 purchases and the relatively stable material prices.

     Selling, General and Administrative Expenses - Selling, general and administrative expenses in the first eight months of 1996 were $810,140 or 23.0% of net sales compared with $567,496 or 21.5% of net sales in the same period of 1995. This increase was primarily attributable to higher sales commissions and royalties to inventors, which are directly related to the higher sales, and increases in staffing to meet the higher sales demand.

     Net Income - Net income for the eight months ended August 31, 1996 was $339,803 compared to $264,502 for the same period in 1995, an increase of 28.5%.

QUARTERLY FLUCTUATIONS AND SEASONALITY

     The following table sets forth net sales and operating results by quarter for 1994 and 1995. This unaudited information has been prepared on the same basis as the annual information presented elsewhere in the Prospectus and in management's opinion, reflects all adjustments necessary for a fair presentation of the information presented.

                                                    1994                                              1995
                                ---------------------------------------------   -------------------------------------------------
                                1ST QTR    2ND QTR     3RD QTR      4TH QTR      1ST QTR      2ND QTR      3RD QTR      4TH QTR
                                --------   --------   ----------   ----------   ----------   ----------   ----------   ----------
Sales........................    512,295    988,213    1,068,302    1,233,191      663,060    1,157,276    1,351,756    1,428,727
Gross Margin.................    164,502    317,125      386,086      459,479      246,449      301,725      425,890      408,312
Net Income...................      7,298    112,136      124,950      114,539       12,678       87,550      158,490       78,467

     The preceding table highlights the quarterly fluctuations and seasonality in sales and net income. Historically, the Company experiences significant fluctuations in operating results and expects this trend to continue in the future. The Company's business is seasonal because the Christmas holiday season causes significant sales volume increases in the third and fourth quarters. The first quarter is typically the least profitable as sales are the lowest and fixed operating expenses are comparable to such expenses in other quarters. The first quarter operating results of the Company are consistent with results of other companies in the toy and game industry. The fourth quarter net income, as a percentage of sales, has been lower as a result of annual discretionary bonuses payable in such quarter and obsolete inventory and bad debts expensed in the fourth quarter.

LIQUIDITY AND CAPITAL RESOURCES

     Prior to this Offering, the Company has financed its operations primarily through loans and paid in capital from stockholders and from operations. At August 31, 1996, the Company's cash and cash equivalents were $125,751 and its current ratio was 1.32 to 1.

     The Company's capital investments have been primarily for warehouse equipment, office equipment and furnishings for the office and showroom, and molds and tooling for use in the manufacture of the Company's products. The Company has also used capital for cash advances on character licenses and product licenses.

     Net cash provided by operating activities was $344,283 for the year ended December 31, 1995, primarily due to net income of $337,185. Net cash used in investing activities in 1995 was $84,179, reflecting certain capital expenditures, while net cash used in financing activities was $211,800, reflecting distributions of previously taxed income to the shareholders (from a time when the Company was an S corporation for income tax purposes).

     Net cash used in operating activities for the eight months ended August 31, 1996 was $160,755, primarily due to increases in accounts receivable and inventories. Net cash provided by financing activities during this period was $270,000, reflecting the $313,000 Bridge Loan outstanding at such date.

     The Company anticipates, based on currently proposed plans and assumptions relating to its operations, that the proceeds from this Offering, together with a revolving line of credit from LaSalle National Bank, and cash from operations, will be sufficient to fund the Company's operations for at least eighteen to twenty-four months following the consummation of this Offering. See "Use of Proceeds."

EXCHANGE RATES

     The Company sells substantially all of its products in U.S. dollars and pays for substantially all of the manufacturing costs in U.S. dollars. Exchange rate fluctuations have not had a significant impact on the Company's operating results.

RECENT ACCOUNTING PRONOUNCEMENTS

     Effective for fiscal years beginning after December 15, 1995, Statement of Financial Standards Number 121, Accounting for the Impairment of Long-Lived Assets and For Long-Lived Assets to be Disposed of ("Statement 121") was adopted by the Financial Accounting Standards Board (FASB). The adoption by the Company of Statement 121 is not expected to have a materially adverse effect on the Company's financial condition or results of operations.

     In December, 1995, FASB issued Statement of Financial Accounting Standards Number 123, "Accounting for Stock-Based Compensation." This standard encourages a new method of recognizing stock-based compensation expense using an option pricing model measurement of the estimated fair value of employee stock options. Alternatively, companies may choose to retain the current approach set forth in Accounting Principles Board Opinion Number 25, "Accounting for Stock Issued to Employees," and provide expanded footnote disclosure as to what the effects of utilizing the option pricing model measurement would have been. Statement 123 is effective for fiscal years beginning in 1996. The Company does not plan to use the option pricing model measurement of Statement 123 and will provide the required footnote disclosure.

                                    BUSINESS

     The following discussion contains certain forward-looking statements. Actual results could differ materially. See "Risk Factors -- Forward Looking Statements."

GENERAL

     The Company develops, markets and distributes a variety of games and toys for children and adults. The Company's principal products include (i) card games, puzzles and board games; (ii) skill and action games for children; (iii) games, puzzles, and toys featuring highly-recognized entertainment properties and characters licensed by the Company from third parties; and (iv) spring and summer toys for children. The Company is seeking to expand its business through
(a) the acquisition and development of new products; (b) the acquisition of additional licenses for the use of highly-recognized properties and characters in connection with game or toy products; (c) promotion of existing and new products; (d) continued expansion into international markets; and (e) the acquisition of other game or toy businesses should the opportunities for such acquisitions become available.

     The Company was originally incorporated in the State of Indiana as Third Quarter, Inc. In August, 1996, the Company was reincorporated in the State of Nevada by establishing a new Nevada corporation and merging the Indiana corporation into the Nevada corporation. In connection with the merger, the name of the Company was changed to Fundex Games, Ltd. In addition, the Company accomplished a 1,000 for 1 stock split of the Company's Common Stock effective as of the date of the merger. The Company effectd an additonal 1.15 to 1 stock split in August, 1996. References in the Prospectus to the "Company" includes the Indiana corporation and the Nevada corporation, unless otherwise specified.

INDUSTRY BACKGROUND

     The toy industry is a large and growing business. Based on published data by Toy Manufactures of America, Inc., toy sales in the United States increased to approximately $20.0 billion in 1995 from approximately $18.7 billion in 1994, representing a 7% increase without adjustment for inflation. Certain industry segments such as traditional card and board games have experienced strong growth. During the last five years, consolidation of toy and game manufacturers has created an opportunity for those few remaining independent companies such as the Company to increase their market share for several reasons. These reasons include: (i) similar competing products were consolidated creating less competition within product lines; (ii) the consolidated companies have high minimum sales requirements and have withdrawn products previously sold by their constituent companies prior to consolidation, thereby reducing competition for certain of the Company's products; (iii) the consolidated companies cannot review or accept all good toy and game ideas submitted by inventors, enabling the Company to be in position to acquire new toys and games from inventors regularly; and (iv) retailers are reluctant to allocate all of their shelf space to only one or two suppliers, making additional shelf space available to the Company.

     Over the last ten years, U.S. companies have expanded their international presence and the Company believes that opportunities exist for toy sales and/or licensing of products to existing companies in the overseas market. The Company has and will continue to explore this growing market.

PRODUCTS

     The Company has a broad and well established line of games and toys and is developing additional games for children, family and adults. The following is a description of the Company's major product lines.

Phase 10.

     Phase 10 Card Game is an established card game for ages 8 to adult. Phase 10 is currently the number 2 selling card game in the U.S. and the world, with over 5,000,000 units sold. Phase 10 Card Game and its sister products, Phase 10 Dice, Phase 10 UPSETS and Take Five, comprise the Company's principal product line. The products retail from $3.99 to $19.99. Phase 10 is sold by a very broad base of retailers and is available at over 20,000 retail locations. Card games such as Phase 10 and Mattel's Uno typically have very long product cycles lasting decades and a very broad demographic base of players. These games are not normally sensitive to economic volatility.

The Big Comfy CouchTM.

     The Company has entered into exclusive license agreements with Hollywood Ventures Corporation to market games, puzzles and an inflatable couch utilizing properties and characters associated with the television show "The Big Comfy CouchTM." The Big Comfy CouchTM is a children's series which features the clown Loonette and her doll Molly. The Big Comfy CouchTM won the Gemini Award (Canada's Emmy) for best children's series. The Big Comfy CouchTM is aired on 155 public broadcasting stations in the United States, and nationally in Canada on YTV, Canada's children's broadcaster.

Basic Board Games

     The Company markets a comprehensive line of traditional board games such as chess and checkers. These products retail in the $2.99 to $9.99 range. Although this is a large business dominated by two major competitors, the Company has shown a profit in its first full year of production. The Company expects that margins will improve in this category as volume increases.

Wooden Games.

     The Company markets a line of wooden games such as Chinese checkers, chess and mancala. The mancala game has been placed with several major customers. These products retail in the $6.99 to $19.99 range.

Mini Games.

     The Company markets a line of small magnetic and wooden games. This product line has been profitable for several years and is carried by a diverse account base. These products retail in the $.99 to $6.99 range.

New Products.

     The Company introduced several new products in 1996 that it believes will strengthen and broaden its product mix. The game A to Z is a family parlor game that retails for $19.99. The A to Z game will be advertised on radio and promoted with contests and giveaways.

     The Company also has introduced its first items in the Children's "Skill and Action Game" category. The skill and action category targets boys and girls in the key age group of 6-11 years old. The Disc Shooter Arcade Game utilizes safe soft foam discs with an action packed target which retails for $19.99. The Company also introduced the Tug of War game that is anticipated to sell for $9.99 retail. The retail prices for these items are lower than comparable items presently on the market.

Other Products.

     The Company is developing and plans to market various other games designed for young children and the family/adult market. The Company is also pursuing several other licensed character properties for games and puzzles.

PRODUCT DEVELOPMENT AND DESIGN

     The Company's products are generally acquired by the Company from others or developed for the Company by unaffiliated third parties. The Company employs an individual to review and refine new game and puzzle concepts submitted from unaffiliated third parties. If the Company accepts and develops a third party's concept for a new game, it generally pays a royalty to the inventor on games sold and which were developed from such concept, often with a commitment to manufacture and sell a minimum number of such items. Royalties paid to the inventors range from 1% to 6% of the wholesale sales price for each unit sold by the Company. The Company occasionally pays advance royalties to the inventor on products where a significant amount of development has been done by the inventor. The Company believes that utilizing third party inventors gives it a wide range of available new products and eliminates operating costs associated with maintaining full time inventors. The Company has a close relationship with several inventors.

     Safety testing of the Company's products are conducted by independent third party contractors to meet safety regulations imposed by federal and state governmental agencies. The Company, in conjunction with these contractors, determines the appropriate warning labels (such as choking hazard and age restrictions) to be placed on its products.

MARKETING, DISTRIBUTION AND SALES

     The Company distributes all its products through its own employees and independent sales representatives. Purchasers of the Company's products include retail chain stores, drug chains, super markets, toy specialty stores and wholesalers. The Company's five largest customers accounted for 50.7% of the Company's sales during the fiscal year 1995. Other than purchase orders, the Company does not have written agreements with its customers. Typically, products are sold to customers on an open account basis, FOB Indianapolis, with payment terms varying from 30 to 90 days. The Company also sells products to customers FOB Hong Kong. The Company does not sell products on consignment basis.

     The Company employs on a full-time basis a sales and marketing staff of two people in addition to the President and Executive Vice President who both participate in sales and marketing. The sales staff make on-site visits to customers for the purpose of soliciting orders for products. The Company also markets products at major and regional toy trade shows.

     The Company directly, or through its salespersons, takes written orders for its products from customers and ships the orders from its facility in Indianapolis. Orders placed on FOB Hong Kong basis are shipped directly from the manufacturers. Cancellations are generally made in writing and the Company takes appropriate steps to notify its manufacturers or suppliers of such cancellations. The Company generally does not accept returns, although consistent with industry practices, it makes exceptions on a case by case basis.

     The Company is a member of Toy Manufacturers of America which, among other things, provides credit verification services. The Company uses this service in setting credit terms with its creditors.

LICENSE AGREEMENTS AND INTELLECTUAL PROPERTY

     Carl E. Voigt, III and Carl E. Voigt, IV (the "Voigts") obtained the exclusive rights to manufacture, market and distribute the card game "Phase 10" (and all enhancements) pursuant to an agreement dated December 18, 1986 among the Voigts, Kenneth Johnson and K & K International. The agreement is for a term of ten years, and automatically renews for successive five year terms unless terminated by the Voigts. The Voigts assigned such rights to the Company with respect to the United States only effective in 1991, and transferred all foreign rights to the Company as of August 31, 1996. In connection with the assignment of foreign rights to the Company, the Voigts assigned to the Company all of their rights under various sub-license agreements. Pursuant to the sub-license agreements, certain rights to market and sell Phase 10 products were assigned to entities with respect to individual territories, including Spain, Italy, Canada, Sweden, Germany, Australia and New Zealand.

     The Company has entered into an exclusive agreement with Hollywood Ventures Corporation ("HVC") for certain properties and characters associated with The Big Comfy CouchTM for use on board games, paperboard puzzles and wooden puzzles. The shipment of these products began in the third quarter of 1996. Under the terms of the license, the Company has the exclusive rights for the above products through December 31, 1997. The Company has a right to renew the agreement for 2 additional years provided the Company generates sales which produce royalties to HVC of at least $150,000. The Company has agreed to pay HVC royalties in the amount of eight percent (8%) of the sales of the products and has guaranteed a minimum of $45,000 in royalties during the initial term of the license. To date the Company has paid $25,000 in advance royalties to HVC. This license applies to the United States and Canada.

     The Company has entered into an additional exclusive agreement with HVC for the use of The Big Comfy CouchTM name and logo on an inflatable couch to be functional as furniture for children. The shipment of this product should begin in the fourth quarter of 1996. Under the terms of the license, the Company has exclusive rights for such product through December 31, 1998. The Company has a right to renew the agreement for two additional years provided the Company generates sales which produce royalties to HVC of at least $200,000. The Company has agreed to pay HVC royalties in the amount of eight percent (8%) of the sales of such product and has guaranteed a minimum of $40,000 in royalties during the initial term of the license. To date, the Company has paid $10,000 in advance royalties to HVC. This license applies to the United States and Canada.

     Because the Company obtains many of its products through licenses, it relies on trademark and other protection obtained by its licensors. The license agreements for such products, including the license relating to Phase 10, permit the Company to utilize the trademarks and other proprietary rights owned by the licensor.

     The Company owns trademarks on its games Roundabout(R), Tyrannorace(R), and Take Five(R) and has a trademark pending for UpsetsTM. The Company has applied for a patent on a certain game playing apparatus to be used in connection with its "10 in 1" games, which patent application is pending. The Company recognizes, however, that patents are not totally effective in prohibiting competitors from producing similar products that could compete with those of the Company. Therefore, the Company does not rely heavily upon patent protection to maintain its competitive provision, but instead relies to a greater extent on trademark and copyright protection.

     The Company has applied for trademark protection on the name "Fundex Games" and its related logo. The trademark applications are pending.

     One of the Company's strategies is to use character licenses created by others, where appropriate, on its games and puzzles. The Company is currently in negotiations with respect to various licenses, although the Company has no agreements or understanding in respect of any such license.

BACKLOG

     The Company generally ships products on a timely basis as requested by the customer. Most large customers purchase products on a replenishment basis at regular intervals (i.e., daily, weekly, monthly). Many orders request at once delivery and these orders are shipped within 48 hours. The Company considers backlog to be written orders received but not yet shipped by the Company. The Company's backlog at August 31, 1996 was approximately $1,200,000. The Company's backlog is generally low by industry standards since many customers operate on a replenishment basis with frequent orders. Because customer orders may be cancelled at any time without penalty, the Company's backlog may not accurately indicate sales for any future period.

MANUFACTURING

     The Company's products are currently manufactured for the Company by unaffiliated third parties located in the United States, China, Taiwan, and Indonesia. Approximately 60% of the Company's products are manufactured within the United States. The manufacturers are chosen based on their ability to manufacture the product to meet delivery requirements, quality, reliability and price. The use of third party manufacturers not only enables the Company to avoid incurring fixed operating costs associated with manufacturing, but also affords the Company greater flexibility on the manufacturing process and materials used in the products since the Company is not restricted by the capabilities of expensive purchased equipment. All manufacturing services are paid for by open account with the manufacturer. The Company believes that alternative sources of supply are available for each of the products. While the Company has not experienced any significant delay in the delivery of its products from its manufacturers, delivery schedules are beyond the control of the Company and could in the future adversely affect the Company's sales.

     The Company, at its Indianapolis facility, assembles point of purchase displays for its customers. Although the Company does not conduct the actual manufacturing of its products, it does participate in the design of the prototype product, production tooling and molds, printing plates and dies and seeks to insure quality control by actively reviewing the production processes and testing goods produced by its manufacturers.

     The principal raw materials used in the manufacture of the Company's products are printed paper and paperboard, plastics, and wood. The Company believes there are adequate sources of supply for such raw materials, and although the Company does not manufacture its own products, the molds, films, printing plates, and dies used in manufacturing the Company's products are transferable if the Company employs different manufacturers.

ADVERTISING

     The Company generally budgets approximately 3% of its gross sales for the advertising of its products, most of which is done in conjunction with retailers in the form of cooperative advertising. The Company, through cooperative advertising, grants rebates or credits to customers who agree to advertise the Company's products. The advertising usually takes the form of newspaper flyers and catalogues. The Company also advertises its products in trade and consumer magazines. Although the Company has not used television advertising to date, it plans to use television advertising in 1997 for at least three of its products, including products from the Phase 10 line.

COMPETITION

     The toy industry is highly competitive and sensitive to changing consumer preferences and demands. Competition is based primarily on price, quality and play value. In recent years, the toy industry has experienced rapid consolidation driven, in part, by the desire of industry competitors to offer a range of products across a broader variety of categories. The Company competes against many companies with products that are better known than those distributed by the Company. Some of the Company's competitors are substantially larger and more diversified and have substantially greater financial and marketing resources than the Company, as well as greater name recognition, and the ability to develop and market products similar to, and more competitively priced than, those distributed by the Company. The Company competes with, among others, Mattel, Inc., Hasbro, Inc. and its Milton Bradley and Parker Bros. Divisions, and Pressman, Inc.

PRODUCTS LIABILITY

     The Company has products liability insurance coverage for its operations in the aggregate amount of $6,000,000. This amount of coverage has been acceptable to its customers. The Company has not been the subject of any products liability claim or litigation.

GOVERNMENT REGULATION

     The Company's products are subject to the Consumer Product Safety Act ("CPSA") and the regulations promulgated thereunder. The CPSA enables the Consumer Product Safety Commission ("CPSC") to exclude from the market consumer products that fail to comply with applicable safety regulations or otherwise create a substantial risk of injury. The CPSC may also require the repurchase by the manufacturer of articles that are banned. Some states, local and foreign governmental authorities have similar laws.

SEASONALITY AND QUARTERLY FLUCTUATIONS

     Sales of games and puzzles are seasonal, with a majority of retail sales occurring from September to December. Shipments of games and puzzles are greatest during the third and fourth quarters. The Company's business is seasonal, with approximately 60% of the Company's sales being generated during the third and fourth quarters. Generally, the first quarter is the lowest period of shipping in the industry and therefore has the lowest profits due to fixed operating costs incurred during this period. Many of the Company's product lines have low retail prices, and such product lines have somewhat less seasonality than high priced toy products.

EMPLOYEES

     As of September 1, 1996 the Company employed 8 full time and 5 part time employees, including 3 executive officers. All of the Company's employees are located in the United States. The Company believes that its relations with its employees are good. None of the Company's employees are represented by a union.

PROPERTIES

     The Company leases approximately 16,000 square feet of space at 3750 West 16th Street, Indianapolis, Indiana which is currently used for the Company's executive offices and for warehousing and distribution. The current rent for this building is $3,500 per month. The lease on this building expires on December 31, 1996. Negotiations are taking place to extend the term of the lease. The Company anticipates that it will renew the lease at a higher rental. However, if the lease is not renewed, the Company is confident that it will be able to obtain other space, perhaps at a higher rental, on an expedited basis. The Company believes that the failure to renew the lease will not result in a material disruption of its business. The Company also leases approximately 1000 square feet of showroom and office space at the Toy Center South, 200 Fifth Avenue, Room 516, New York, New York at a total current rental of $2,040 per month. The showroom is used to exhibit for the International Toy Fair in February of each year, and is used as an office for the balance of the year. The showroom lease expires April 30, 2006. The Company believes it will need to seek additional warehousing and distribution space in the upcoming year as a result of the anticipated increased sales volume. The Company may also need a larger New York showroom as the number of products and product lines grow.

LEGAL PROCEEDINGS

     The Company is not a party to any legal proceedings.

                                   MANAGEMENT

DIRECTORS AND EXECUTIVE OFFICERS

     The directors and executive officers of the Company are as follows:

                   NAME                     AGE                      POSITION
------------------------------------------  ---     ------------------------------------------
                                                    President, Chairman of the Board, Chief
Carl E. (Chip) Voigt, IV..................  36      Executive Officer
                                                    Executive Vice President, Secretary and
Carl E. (Pete) Voigt, III.................  59      Director
Richard K. Bowden.........................  43      Treasurer, Chief Financial Officer
William H. Prophater(1)...................  51      Director
Dennis J. Weidenaar(1)(2).................  59      Director
Sheldon Drobny(2).........................  50      Director

------------------------

(1) Member of Compensation Committee

(2) Member of Audit Committee

     Carl E. (Chip) Voigt, IV, is the President, Chief Executive Officer and Chairman of the Board of the Company. Mr. Voigt has been engaged in the toy and game industry for over 12 years. He was one of the founders of the Company and has been engaged as President and Chief Executive Officer of the Company since inception. Prior to his activities on behalf of the Company, Mr. Voigt spent four years as a manufacturer's representative in the toy and game industry. Mr. Voigt received a Bachelor of Science degree in Industrial Management from Purdue University.

     Carl E. (Pete) Voigt, III, has been engaged in the game and toy business for 37 years. He was one of the founders of the Company and has been engaged as its Executive Vice President since inception. Mr. Voigt was a manufacturer's representative in the toy and game industry from 1974 until 1988, and participated in the development and implementation of the sales and marketing plan for the card game Uno, the best selling card game in the world. Prior to that time, Mr. Voigt was a salesman or buyer in the toy and game business.

     William H. Prophater has been a director of the Company since July 1996. Mr. Prophater has been executive vice-president of Style-Line, Inc. since 1992. From 1990 to 1991, Mr. Prophater was vice president and general merchandise manager of Ames Department Stores. Prior to that time, Mr. Prophater was senior vice president and general merchandise manager of Gold Circle Stores. Mr. Prophater received a BS-BA degree in management from Creighton University.

     Dennis J. Weidenaar has been a director of the Company since August 1996. Mr. Weidenaar is the Dean of the Krannert Graduate School of Management and School of Management at Purdue University. Mr. Weidenaar serves on the boards of directors of Lafayette Life Insurance Company and The Washington Campus and on the advisory board of St. Elizabeth Hospital. He has also served as a consultant in economic education for TRW, Inc., B.F. Goodrich, Panhandle Eastern Pipeline Company, Borg-Warner Company and R.R. Donnelly Company. Mr. Weidenaar received an A.B. degree in economics from Calvin College, an M.A. in economics from the University of Chicago, and a Ph.D. in economics from Purdue University.

Richard K. Bowden has been Treasurer and Chief Financial Officer of the Company since August, 1996. From 1982 until August 1996, Mr. Bowden was Controller of O.W.D. Incorporated, a producer of disposable plastic products for the grocery industry. He was also appointed Vice President of O.W.D. in 1985, and Executive Vice President in 1987. Mr. Bowden is a Certified Public Accountant and a Certified Practitioner in Inventory Management. Mr. Bowden received a B.S. degree in accounting from Loyola College and an M.B.A. from the Amos Tuck School of Business Administration.

     Sheldon Drobny has been a director of the Company since September, 1996. Mr. Drobny is a principal in the accounting firm of Adler, Drobny & Fischer, LLC. Mr. Drobny is a Certified Public Accountant. Prior to joining Adler, Drobny & Fischer, LLC, Mr. Drobny was with the Internal Revenue Service. Mr. Drobny received a B.S. degree in accounting from Roosevelt University.

     The Company intends to establish a Board of Directors of seven persons. At the time of the closing of the Offering, the Board will have 2 vacancies. Pursuant to the Underwriting Agreement, for a period of 3 years from the date of this Prospectus, a Representative of the Underwriters is entitled to nominate one person to the Board of Directors. The Board of Directors intends to appoint the Representative's nominee to the Board of Directors within 60 days of the closing of the Offering. Within 60 days of the closing of the Offering, the

Board of Directors intends to appoint an additional director who is neither an officer nor employee of the Company.

     The Company's By-Laws provide that the authorized number of directors of the Company must be no less than four (4) and no more than nine (9). The number of authorized directors may be set from time to time by either the Board of Directors or the affirmative vote of a majority of the Company's shareholders. All directors hold office until the next annual meeting of stockholders and the election and qualification of their successors, if any. Officers are elected annually by the Board of Directors and serve at the discretion of the Board.

COMPENSATION OF DIRECTORS

     Non-employee Directors receive $1,000 for each meeting of the Board of Directors or committee meeting that they attend, plus reimbursement of reasonable expenses incurred in attending meetings. Directors who are employees of the Company serve as directors without compensation. Non-Employee Directors are entitled to participate in the 1996 Stock Option Plan for Non-Employee Directors.

1996 STOCK OPTION PLAN FOR NON-EMPLOYEE DIRECTORS

     The Company's 1996 Stock Option Plan for Non-Employee Directors (the "Director Plan"), adopted by the Board of Directors and shareholders in October, 1996, provides for certain automatic grants of options to the Company's non-employee Directors in consideration for their services performed as directors of the Company. A total of 50,000 shares of Common Stock has been authorized for issuance under the Director Plan. Each non-employee Director will automatically receive on the commencement of service as a Director and on each anniversary thereof on which such director remains a director of the Company options to purchase 2,000 shares of the Common Stock. The exercise price of all options granted under the Director Plan will be equal to the fair market value of such shares on the date of grant. No option grant under the Director Plan may be exercised before the expiration of the fiscal year for which it was granted, provided that any option granted under the Plan shall become immediately exercisable upon the retirement of the Director because of age, death or disability. All such options expire, to the extent unexercised, ten years after the date of grant, unless terminated sooner under the provisions of the Director Plan.

BOARD COMMITTEES

     The Compensation Committee consists of Messrs. Prophater and Weidenaar. The function of the Compensation Committee is to make recommendations to the Board with respect to compensation of management employees, including grants of options pursuant to the Stock Option Plan and other benefit plans. The Compensation Committee will always consist solely of outside directors.

     The Audit Committee consists of Messrs. Weidenaar and Drobny. The Audit Committee reviews the performance of the Company's independent auditors, their fees and services and the scope of their audit as well as the needs for internal auditing procedures and the adequacy of internal controls.

                             EXECUTIVE COMPENSATION

     The following table sets forth the cash compensation paid by the Company during 1995 to the Chief Executive Officer and to each of the Company's executive officers whose compensation exceeded $100,000 on an annual basis.

     The Company does not maintain a bonus plan for the compensation of executive officers, although the Board of Directors has the authority to provide discretionary bonuses.

                           SUMMARY COMPENSATION TABLE

                                                                                     LONG TERM COMPENSATION
                                                                     ------------------------------------------------------
                                          ANNUAL COMPENSATION                 AWARDS                     PAYMENTS
                                    -------------------------------  -------------------------  ---------------------------
                              (B)     (C)       (D)        (E)           (F)           (G)          (H)            (I)
(A)                                                    OTHER ANNUAL   RESTRICTED                                ALL OTHER
                                     SALARY    BONUS   COMPENSATION  STOCK AWARDS               PLAN PAYMENT   COMPENSATION
NAME AND PRINCIPAL POSITION  YEAR     ($)       ($)        ($)           ($)       OPTIONS(#)       ($)            ($)
---------------------------  -----  --------  -------- ------------  ------------  -----------  ------------   ------------
Carl E. (Chip) Voigt,
  IV(1)....................   1995   128,950     --         --            --           --             30,000        --
President and
  Chief Executive Officer     1994   133,375     --         --            --           --             30,000        --
Carl E. (Pete) Voigt,
  III(1)...................   1995   128,950     --         --            --           --             30,000        --
Executive Vice President
  and Secretary               1994   133,375     --         --            --           --             30,000        --

---------------

(1) Because the Company was an S Corporation, all of its income was taxed to its shareholders. The Company distributed a portion of its previously taxed income to its shareholders periodically. During the years 1994 and 1995, the officers named above received S distributions of $79,212 and $271,800 respectively.

1996 EMPLOYEE STOCK OPTION PLAN

     The Company's Board of Directors and stockholders adopted the 1996 Employee Stock Option Plan (the "Stock Option Plan") in October of 1996. The purpose of the Stock Option Plan is to attract and retain qualified personnel, to provide additional incentives to employees, and to promote the success of the Company's business. Subject to adjustments resulting from changes in capitalization, no more than 250,000 shares of Common Stock may be issued pursuant to the exercise of options granted under the Plan. The Plan provides for administration by the Board of Directors, which authority may be delegated to the Compensation Committee or another committee consisting of outside directors.

     Subject to the provisions of the Plan, the Board of Directors has the sole discretion to determine to whom among those eligible, and the time or times at which, options will be granted, the number of shares to be subject to each option and the manner in and price at which options may be exercised. Options are designated at the time of grant as either "Incentive Stock Options" intended to qualify under Section 422 of the Internal Revenue Code or "Non-qualified Options" which do not so qualify.

     The Board of Directors is authorized to grant Incentive Stock Options from time to time to such employees of the Company as the Board of Directors, in its sole discretion, may determine. Employees of the Company and independent contractors providing services to or for the benefit of the Company are eligible to receive Non-qualified Stock Options under the Plan.

     The exercise price of each option is determined by the Board of Directors, but may not, in the case of Incentive Stock Options, be less than 100% of the fair market value of the shares of Common Stock covered by the option on the date the option is granted. In the case of Non-qualified Options, the option price per share may be less than, equal to or greater than the fair market value of the shares of Common Stock covered by the option on the date the option is granted, but not less than 85% of the fair market value of the Common Stock on the date of grant. If an Incentive Stock Option is to be granted to an employee who owns more than 10% of the Company's Common Stock, then the exercise price may not be less than 110% of the fair market value of the common stock covered by the Incentive Stock Option on the date the option is granted.

     The Board of Directors has the discretion to fix the term of each option granted under the Plan; provided, however, that the maximum length of term of each Incentive Stock Option is 10 years, subject to earlier termination as provided in the Plan (or five years in the case of Incentive Stock Options granted to an employee who owns more than 10% of the Company's Common Stock).

     Options generally terminate thirty days after termination of the optionee's employment unless such termination is caused by the permanent disability or death of the optionee. The Stock Option Plan may be amended at any time by the Board of Directors, although certain amendments would require stockholder approval.

LIMITATIONS ON OFFICERS' AND DIRECTORS' LIABILITY AND INDEMNIFICATION

     Nevada law permits a corporation through its articles of incorporation (the "Articles") to exonerate its directors from certain personal liability to the corporation or its stockholders from monetary damages for breach of fiduciary duty as a director other than (i) for acts or omissions which involve intentional misconduct, fraud or knowing violation of law or (ii) in connection with the payment of distributions to stockholders. The Company's Articles provide that its directors and officers are relieved from personal liability to the full extent of the law.

     The Company's Articles also authorize the Company to indemnify directors and officers to the full extent of the law. Nevada law provides that a corporation may indemnify officers and directors for actions taken by them in connection with the Company if the person acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interest of the corporation. Nevada law permits payment of expenses to officers and directors in defending a proceeding prior to the final disposition provided the officer or director undertakes to repay the amount if it is ultimately determined he is not entitled to be indemnified.

     Insofar as indemnification for liabilities arising under the Act may be permitted to directors, officers and controlling persons of the Company pursuant to the foregoing provisions or otherwise, the Company has been informed that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

                             PRINCIPAL STOCKHOLDERS

     The following table sets forth, as of the date of this Prospectus and as adjusted at that date to reflect the sale of Common Stock offered hereby, the number of shares of Common Stock beneficially owned (i) by each director of the Company, (ii) by each executive officer of the Company identified in the Summary Compensation Table, (iii) by each person known by the Company to be the beneficial owner of more than 5% of the outstanding shares of Common Stock, and
(iv) by all directors and executive officers as a group. Unless otherwise indicated, each of the following persons has sole voting and investment power with respect to the shares of Common Stock set forth opposite their respective names.

                                                         BENEFICIALLY OWNED         SHARES OF
                                                              PRIOR TO         BENEFICIALLY OWNED
                                                            OFFERING(2)          AFTER OFFERING
                                                         ------------------   ---------------------
              NAME OF BENEFICIAL OWNER(1)                 NUMBER    PERCENT    NUMBER    PERCENT(2)
-------------------------------------------------------  --------   -------   --------   ----------
Carl E. (Chip) Voigt, IV...............................   575,000     46.9%    575,000      25.8%
Carl E. (Pete) Voigt, III..............................   575,000     46.9%    575,000      25.8%
William A. Prophater(3)................................        --        *          --         *
Sheldon Drobny(4)(5)...................................        --        *          --         *
Richard E. Bowden......................................        --        *          --         *
Dennis J. Weidenaar(6).................................        --        *          --         *
Toy Paradise Partnership(4)                                75,000      6.1%     75,000       3.4%
All directors, executive officers and other 5% owners
  as a group(7)........................................  1,225,000     100%   1,225,000       55%

---------------

 *  Less than 1% of the outstanding shares of Common Stock

(1) The address of each of the executive officer and directors, except where otherwise noted in the footnotes, is c/o Fundex Games, Ltd. 3750 W. 16th Street, Indianapolis, IN 46222.

(2) Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission and generally include voting or investment power with respect to securities.

(3) The address of Mr. William A. Prophater is Chelsea House, 435 W. State St., P.O. Box 2706, Columbus, OH 43216.

(4) Mr. Sheldon Drobny is a general partner in Toy Paradise Partnership. Mr. Drobny owns 19.4% of such partnership. The shares owned by Toy Paradise Partnership are not included in the number of shares beneficially owned by Mr. Drobny.

(5) The address of Toy Paradise Partnership and Mr. Sheldon Drobny is 95 Revere Drive, Suite A , Northbrook, IL 60062.

(6) The address of Mr. Dennis J. Weidenaar is Krannert School of Management, Purdue University, 1310 Krannert Building, West Lafayette, IN 47907.

(7) Includes 75,000 shares owned by Toy Paradise Partnership which are also deemed to be beneficially owned by Mr. Drobny.

                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

     Pursuant to an agreement dated December 18, 1986, the Voigts, officers and directors of the Company, obtained from K&K International and Kenneth Johnson the rights to market the game commonly known as "Phase 10". In connection with the formation of the Company, the Voigts assigned all their rights under such agreement to the Company with respect to the United States market. The Voigts retained the right to market any and all of the products identified in the agreement in any market existing throughout the world other than the United States. Effective August 31, 1996, the Voigts assigned all of their remaining rights in the Agreement to the Company. See "Business -- License Agreement and Intellectual Property."

     On December 4, 1995, the Company entered into a joint venture agreement with Toy Paradise Partnership ("TPP") for purposes of developing and exploiting certain games. The venture was known as Toy Stratagem, LLC. Pursuant to the joint venture agreement, the Company and TPP each owned a 50% interest in the joint venture. Pursuant to an agreement dated August 27, 1996, TPP agreed to transfer its interest in TPP to the Company in exchange for 75,000 shares of Common Stock and 75,000 warrants to acquire common stock at a price equal to 120% of the initial Offering price. In the event the Company does not complete a public offering prior to August 28, 1997, the Warrant exercise price will be $9.60. Sheldon Drobny, a director of the Company, is a general partner in TPP, owning a 19.4% interest in such partnership.

     On July 31, 1996, the Company obtained certain financing (the "Bridge Loan") in the amount of $500,000. The Bridge Loan was arranged for the Company by Paradigm Venture Investors, LLC, an affiliate of Sheldon Drobny, a director of the Company. Mr. Drobny loaned the sum of $62,334 to the Company as part of the Bridge Loan. Certain affiliates of Mr. Drobny, as well as certain unrelated parties, also loaned funds to the Company as part of the Bridge Loan. Each loan comprising the Bridge Loan is evidenced by a Secured Debenture, each of which is secured by a Security Agreement pursuant to which all of the Company's assets are pledged as collateral for the Bridge Loan. The terms of the Bridge Loan provide for interest to accrue at the rate of 10% per year, and require repayment of the entire Bridge Loan from the proceeds of this Offering.

                           DESCRIPTION OF SECURITIES

GENERAL

     The Company is authorized to issue up to 8,000,000 shares of Common Stock, $.001 par value, and 1,000,000 shares of Preferred Stock, $1.00 par value. There are 1,225,000 shares of Common Stock outstanding at the date of this Prospectus. No shares of Preferred Stock are issued or outstanding. At the date of this Prospectus, there were 3 holders of record of the Company's Common Stock.

COMMON STOCK

     Subject to the rights of holders of Preferred Stock, holders of Common Stock are entitled to share ratably in dividends as are declared by the Board of Directors of the Company out of funds legally available for the payment of dividends. In the event of any liquidation, dissolution or winding-up of the Company, subject to the rights of holders of Preferred Stock, the holders of Common Stock will be entitled to receive a pro rata share of the net assets of the Company remaining after payment or provision for payment of the debts and other liabilities of the Company.

     Holders of Common Stock are entitled to one vote per share in all matters to be voted upon by stockholders. Cumulative voting for the election of directors, and all other matters brought before stockholders meetings, whether annual or special, is not permitted. Holders of Common Stock have no preemptive or subscription rights and the Common Stock is not subject to redemption or assessment.

     All of the outstanding shares of Common Stock are, and the Common Stock to be sold pursuant to this Offering upon issuance and sale, will be fully paid and non-assessable. Holders of Common Stock of the Company are not liable for further calls or assessments.

PREFERRED STOCK

     Pursuant to its Articles, the Company is authorized to issue "blank check" preferred stock which may be issued from time to time in one or more series by the Company's Board of Directors, with such designations, relative rights, priorities, preferences, qualifications, limitations and restrictions as the Board of Directors determines. The rights, preferences, limitations and restrictions of different series of preferred stock may differ with respect to dividend rates, amounts payable on liquidation, voting rights, conversion rights, redemption provisions, sinking fund provisions and other matters. The issuance of preferred stock, while providing flexibility for corporate purposes, could adversely affect the voting power of the holders of Common Stock and, under certain circumstances, make it more difficult for a third party to gain control of the Company, discourage bids for the Company's Common Stock at a premium or otherwise adversely affect the market price of the Common Stock.

WARRANTS

     REPRESENTATIVE'S WARRANTS

     In connection with this Offering, the Company has authorized the issuance of up to 100,000 Representative's Warrants and has reserved 100,000 shares of Common Stock and 100,000 Warrants for issuance upon exercise of the Representative's Warrants and 100,000 shares of Common Stock issuable upon exercise of the Warrants underlying the Representative's Warrants. Each Representative's Warrant will entitle the holder to acquire, at an exercise
price of $       per share, one share of Common Stock and a Warrant to acquire
one share of Common Stock at an exercise price equal to $       per share. The
other terms of the Representative's Warrants are substantially similar to the Warrants, except that the Representative's Warrants (and the Warrants included therein) will not be publicly tradeable and will not be redeemable by the Company. The Representative's Warrants will be exercisable at any time from the first anniversary of the date of this Prospectus until the fifth anniversary of the date of this Prospectus.

     REDEEMABLE WARRANTS

     The following is a brief summary of certain provisions of the Warrants. Reference is made to the actual text of the Warrant Agreement between the Company and National Securities Corporation (the "Warrant Agent"), a copy of which has been filed as an exhibit to the Registration Statement of which this Prospectus is a part, for a more complete description of the Warrants. See "Additional Information."

     EXERCISE PRICE AND TERMS. Each Warrant entitles the registered holder thereof to purchase one share of Common Stock at an initial exercise price of
$     per share at any time during the period commencing one (1) year from the date of this Prospectus and terminating five (5) years from the date of the Prospectus, subject to adjustment in accordance with the anti-dilution and other provisions referred to below. The holder of any Warrant may exercise such Warrant by surrendering the certificate representing the Warrant to the Warrant Agent, with the subscription form thereon properly completed and executed, together with payment of the exercise price. No fractional shares will be issued upon exercise of the Warrants.

     The exercise price of the Warrants bears no relationship to any objective criteria of value and should in no event be regarded as an indication of any future market price of the securities offered hereby.

     ADJUSTMENTS. The exercise price and the number of shares of Common Stock purchasable upon the exercise of the Warrants are subject to adjustment upon the occurrence of certain events, including stock dividends, stock splits, combinations or reclassifications of the Common Stock. Additionally, an adjustment would be made in the case of a reclassification or exchange of Common Stock, consolidation or merger of the Company with or into another corporation (other than a consolidation or merger in which the Company is the surviving corporation) or sale of all or substantially all of the assets of the Company, in order to enable warrantholders to acquire the kind and number of shares of stock or other securities or property receivable in such event by a holder of the number of shares of Common Stock that might have been purchased upon the exercise of the Warrant.

     REDEMPTION PROVISIONS. Commencing eighteen (18) months after the date of this Prospectus, the Warrants are subject to redemption at $0.01 per Warrant on thirty (30) days' prior written notice to the Warrantholders if the average closing bid price of the Common Stock as reported on the AMEX equals or exceeds
$       per share of Common Stock (subject to adjustment for stock dividends, stock splits, combinations or reclassifications of the Common Stock), for any twenty (20) trading days within a period of thirty (30) consecutive trading days ending on the fifth trading day prior to the date of the notice of redemption. In the event the Company exercises the right to redeem the Warrants, such Warrants will be exercisable until the close of business on the business day immediately preceding the date for redemption fixed in such notice. If any Warrant called for redemption is not exercised by such time, it will cease to be exercisable and the holder will be entitled only to the redemption price.

     TRANSFER, EXCHANGE AND EXERCISE. The Warrants are in registered form and may be presented to the Warrant Agent for transfer, exchange or exercise at any time on or prior to their expiration date five (5) years from the date of this Prospectus, at which time the Warrants become wholly void and of no value. If a market for the Warrants develops, the holder may sell the Warrants instead of exercising them. There can be no assurance, however, that a market for the Warrants will develop or continue.

     WARRANTHOLDER NOT A STOCKHOLDER. The Warrants do not confer upon holders any voting, dividend or other rights as stockholders of the Company.

     MODIFICATION OF WARRANTS. The Company and the Warrant Agent may make such modifications to the Warrants as they deem necessary and desirable that do not adversely affect the interests of the warrantholders. The Company may, in its sole discretion, lower the exercise price of the Warrants for a period of not less than thirty (30) days on not less than thirty (30) days' prior written notice to the warrantholders and the Representative. Modification of the number of securities purchasable upon the exercise of any Warrant, the exercise price and the expiration date with respect to any Warrant requires the consent of two-thirds of the warrantholders. No other modifications may be made to the Warrants without the consent of two-thirds of the warrantholders.

     A significant amount of the Securities offered hereby may be sold to customers of the Representative. Such customers subsequently may engage in transactions for the sale or purchase of such securities through or with the Representative. Although it has no obligation to do so, the Representative currently intends to make a market in the Company's Securities and may otherwise effect transactions in such Securities. If it participates in the market, the Representative may exert a dominating influence on the market, if one develops, for the Securities described in the Prospectus. Such market-making activity may be discontinued at any time. The price and liquidity of the Common Stock and the Warrants may be significantly affected by the degree, if any, of the Representative's participation in such market. See "Underwriting".

     The Warrants are not exercisable unless, at the time of the exercise, the Company has a current prospectus covering the shares of Common Stock issuable upon exercise of the Warrants, and such shares have been registered, qualified or deemed to be exempt under the securities laws of the state of residence of the exercising holder of the Warrants. Although the Company will use its best efforts to have all of the shares of Common Stock issuable upon exercise of the Warrants registered or qualified on or before the exercise date and to maintain a current prospectus relating thereto until the expiration of the Warrants, there can be no assurance that it will be able to do so.

     The Warrants are separately transferable immediately upon issuance. Although the Securities will not knowingly be sold to purchasers in jurisdictions in which the Securities are not registered or otherwise qualified for sale, purchasers may buy Warrants in the aftermarket in, or may move to, jurisdictions in which the shares underlying the Warrants are not so registered or qualified during the period that the Warrants are exercisable. In this event, the Company would be unable to issue shares to those persons desiring to exercise their Warrants, and holders of Warrants would have no choice but to attempt to sell the Warrants in a jurisdiction where such sale is permissible or allow them to expire unexercised.

OTHER WARRANTS

     The Company has granted certain warrants to Toy Paradise Partnership to purchase an aggregate of 75,000 shares of Common Stock at an exercise price per share equal to 120% of the initial public offering price. See "Certain Relationships and Related Transactions."

TRANSFER AGENT

     The transfer agent for the Common Stock and the Warrant Agent for the Warrants is American Stock Transfer & Trust Company.

NEVADA ANTI-TAKEOVER LAW

     The Company will be governed by the provisions of Sections 78.411-78.444 of the Nevada Business Corporation Act. In general, the Nevada statutes prohibit a public Nevada corporation with at least 200 stockholders from engaging in a "business combination" with an "interested shareholder" for a period of three years after the person become an interested shareholder, unless the business combination is approved in a prescribed manner. "Business combination" includes mergers, asset sales and other transactions resulting in a financial benefit to the interested shareholder. An "interested shareholder" is a person who is the beneficial owner, directly or indirectly, of 15% or more of the corporation's voting stock or who is an affiliate or associate of the corporation and at any time within three years prior to the date in question was the beneficial owner, directly or indirectly, of 15% or more of the corporation's voting stock. Additionally, at the end of the three year period, any such business combination must be approved by a supermajority vote of the stockholders, unless certain specified fair price conditions are met.

     Nevada's "Control Share Acquisition Statute" found in Sections 78.378-78.379 of the Nevada Business Corporation Act prohibits an acquiror, under certain circumstances, from voting shares for a target corporation's stock, after exceeding certain threshold ownership percentages, unless the acquiror obtains the approval of the target corporation's shareholders. This statute only applies to Nevada corporations with at least 200 shareholders, at least 100 of which are Nevada residents, and only if such corporation is doing business directly or indirectly in Nevada. The Company may not meet the requirements for this statute to apply. However, if the statute did apply and an acquiror met the threshold ownership percentages, then pursuant to such statutes and the Company's Articles, the acquiror would be deprived of the right to vote until two-thirds of the disinterested stockholders restored that right. If the stockholders failed to restore the voting rights, then the corporation, if so provided in its Articles or By-laws, could call an acquiror's shares for redemption. The Company's Articles permit such redemption. The statute also provides that the stockholders who do not vote in favor of restoring voting rights may demand payment for the "fair value" of their shares.

OTHER ANTI-TAKE OVER PROVISIONS

     The anti-takeover provisions described above, together with the ability of the Board of Directors to issue Preferred Stock may have the effect of delaying or deterring a change in the control of the management of the Company. See "Risk Factors -- Effect of Anti-Takeover Provisions."

                        SHARES ELIGIBLE FOR FUTURE SALE

     Prior to this Offering, there has been no market for the Common Stock or Warrants of the Company. Future sales of substantial amounts of Common Stock or Warrants in the public market could adversely affect market prices prevailing from time to time. Sales of substantial amounts of Common Stock or Warrants of the Company in the public market after various restrictions lapse could adversely affect the prevailing market price and the ability of the Company to raise equity capital in the future.

     Upon completion of this Offering, the Company will have 2,225,000 shares of Common Stock outstanding (2,375,000 shares if the Representative's overallotment option is exercised in full), and 1,000,000 Warrants outstanding (1,150,000 Warrants if the Representative's over allotment option is exercised in full). All of the 1,000,000 shares of Common Stock sold in this Offering (plus any shares sold as a result of the exercise of the Representative's overallotment option) by the Company, and subject to certain conditions commencing one year after the date of this Prospectus, up to 1,000,000 shares of Common Stock issuable upon exercise of the Warrants, and, commencing approximately one year after the date of this Prospectus, up to 100,000 shares of Common Stock issuable upon exercise of the Representative's Warrants, will be freely transferable without further restriction or registration under the Act, except that any shares purchased by an "affiliate" of the Company (as defined under the Act) will be subject to the resale limitations of Rule 144.

     The 1,225,000 shares which were issued and outstanding prior to this Offering are deemed "restricted securities" within the meaning of Rule 144 promulgated under the Act. Such restricted securities were purchased prior to this Offering in transactions not involving a public offering and may only be sold pursuant to a registration statement under the Act, in compliance with the exemption provisions of Rule 144, or pursuant to another exemption under the Act. These shares of Common Stock will, however, be subject to the Lock-Up Agreements.

     Holders of restricted securities must comply with the requirements of Rule 144 in order to sell their shares in the open market. In general, under Rule 144 as currently in effect, any affiliate of the Company and any person (or persons whose sales are aggregated) who has beneficially owned his or her restricted shares for at least two years, would be entitled to sell in the open market, within any three-month period, a number of shares that does not exceed the greater of (i) 1% of the then outstanding shares of the Company's Common Stock or (ii) the average weekly trading volume period reported on the NASDAQ System during the four calendar weeks preceding such sale. Sales under Rule 144 are also subject to certain limitations on manner of sale, notice, requirements, and availability of current public information about the Company. Non-affiliates who have held their restricted shares for three years are entitled to sell their shares under Rule 144(k) without regard to any of the above limitations, provided they have not been affiliates for the three months preceding such sale.

     The Commission has recently proposed regulations reducing the initial Rule 144 holding period to one year and the Rule 144(k) holding period to two years. There can be no assurance as to when or whether such rule changes will be enacted. If enacted, such modifications would have a material effect on the timing of eligibility for resale of shares of the Company's Common Stock.

     The Company has reserved 300,000 shares of Common Stock for issuance under the 1996 Stock Option Plan. The Company intends, immediately after the sale of the Securities offered hereby, to register a total of 300,000 shares of Common Stock reserved for issuance under the 1996 Stock Option Plan.

     No predictions can be made as to the effect, if any, that future sales of shares, or the availability of shares for future sale, will have on the market price of the Common Stock from time to time. Sales of substantial amounts of Common Stock, or the perception that such sales could occur, could adversely affect the prevailing market price for the Common Stock.

                                  UNDERWRITING

     Under the terms and subject to the conditions contained in the Underwriting Agreement, the underwriters named below, for whom National Securities Corporation is acting as the Representative (the "Representative") has agreed to purchase from the Company, and the Company has agreed to sell to the Underwriters, the respective number of shares of Common Stock and Warrants set forth opposite their names below:

                                                               NUMBER OF SHARES   NUMBER OF WARRANTS
                        UNDERWRITERS                           TO BE PURCHASED     TO BE PURCHASED
-------------------------------------------------------------  ----------------   ------------------
National Securities Corporation..............................
                                                                 ---------          -------- -
               ..............................................
                                                                 ---------          -------- -
     Total...................................................
                                                                 =========           =========

     The Underwriting Agreement provides that the Underwriters will be obligated to purchase, subject to the terms and conditions set forth therein, all of the shares of Common Stock and Warrants being sold pursuant to the Underwriting Agreement if any of the shares of Common Stock or Warrants are purchased.

     The Company has been advised by the Representative that the Underwriters propose to offer the Securities to the public at the initial public offering prices set forth on the cover page of this Prospectus and to certain dealers at
such prices less a concession not in excess of $          per share of Common
Stock and $          per Warrant, and that the Underwriters and such dealers
may reallow a discount not in excess of $          per share of Common Stock
and $           per Warrant to other dealers. After the public Offering, the public Offering price and concessions and discounts to dealers may be changed.

     Under the terms of the Underwriting Agreement, the Company has agreed to indemnify the Underwriter against certain liabilities, including liabilities under the federal securities laws, or to contribute to payments which the Underwriter may be required to make in respect thereof. The Company has been advised that, in the opinion of the Commission, such indemnification is against public policy as expressed in the Act and is therefore unenforceable.

     The Company has granted an option to the Underwriters, exercisable during the 45-day period after the date of this Prospectus, and subject to the terms and conditions set forth in the Underwriting Agreement, to purchase, at the public offering price less the underwriting discount set forth on the cover page of this Prospectus, up to 150,000 additional shares of Common Stock and 150,000 Warrants. The Underwriters may exercise such option only to cover over-allotments in the sale of the shares of Common Stock offered hereby. To the extent that the Underwriters exercise such option, each Underwriter may be committed, subject to certain conditions, to purchase a number of additional Securities proportionate to such Underwriters' initial commitment pursuant to the Underwriting Agreement.

     Upon the exercise of any Warrants more than one year after the date of this Prospectus, which exercise was solicited by the Representative, and to the extent not inconsistent with the guidelines of the National Association of Securities Dealers, Inc. and the Rules and Regulations of the Commission, the Company has agreed to pay the Representative a commission of 5% of the aggregate exercise price of such Warrants. However, no compensation will be paid to the Representative in connection with the exercise of the Warrants if
(a) the market price of the Common Stock is lower than the exercise price, (b) the Warrants are held in a discretionary account, or (c) the Warrants are exercised in an unsolicited transaction where the holder of the Warrant has not stated in writing that the transaction was solicited and has not designated in writing the Representative as soliciting agent. Unless granted an exemption by the Commission from Rule 10b-6 under the Exchange Act, the Representative and any soliciting broker-dealers will be prohibited from engaging in any market-making activities or solicited brokerage activities with regard to the Company's securities for the periods prescribed by exemption (xi) to Rule 10b-6 before the solicitation activity or the termination (by waiver or otherwise) of any right that the Representative and any soliciting broker-dealer may have to receive a fee for the exercise of the Warrants following such solicitation. As a result, the Representative and any soliciting broker-dealers may be unable to continue to provide a market for the Common Stock or Warrants during certain periods while the Warrants are exercisable. If the Representative has engaged in any of the activities prohibited by Rule 10b-6 during the periods described above, the Representative has undertaken to waive unconditionally its rights to receive a commission on the exercise of such Warrants.

     The Company has agreed to sell to the Representative, for an aggregate of $10.00, warrants to purchase 100,000 shares of Common Stock and/or 100,000 Warrants (the "Representative's Warrants"). The Representative's Warrants are
initially exercisable at a price equal to $       per share of Common Stock and
$       per Warrant for a period of four years, commencing one year from the date of this Prospectus, and are restricted from sale, transfer, assignment or hypothecation for one year, except to officers of the Representative. The exercise price and the number of shares of Common Stock and Warrants may, under certain circumstances, be subject to adjustment pursuant to anti-dilution provisions of the Representative's Warrants. The holders of the Representative's Warrants will have piggyback and demand registration rights with respect to the Securities issuable upon exercise of the Warrants.

     The Company has agreed to pay the Underwriters a nonaccountable expense allowance equal to 3% of the gross proceeds from the sale of the shares of Common Stock and Warrants, of which $25,000 has been paid.

     The Underwriting Agreement provides that, for a period of 13 months from the date of this Prospectus, none of the current shareholders, executive officers or directors will offer, sell or otherwise dispose of any Securities without the consent of the Representative.

     The Company has also agreed, for a period of three years from the date of this Prospectus, at the option of the Representative, to nominate a designee of the Representative for election to the Company's Board of Directors, or at the Representative's option, to designate one person to be an observer at all Board meetings.

     Prior to the Offering, there existed no public market for the Common Stock or the Warrants. The initial public offering price of the Securities and the exercise price and terms of the Warrants have been determined by negotiation between the Company and the Representative. Among the factors considered in determining the initial public Offering price, in addition to prevailing market and general economic conditions, were the history of, and prospects for, the industry in which the Company principally competes, the historical results of operations of the Company, the ability of the Company's management, the Company's earnings prospects and other relevant factors. Therefore, the public offering price of the Securities does not necessarily bear any relationship to established valuation criteria. There can be no assurance that the price at which the Common Stock or Warrants will sell in the public market after this Offering will not be lower than the price at which the Securities were sold by the Underwriter.

     Mr. Carl E. Voigt, III and Mr. Carl E. Voigt, IV have granted the Representative an irrevocable preferential right for a period of three years to purchase for its account or to sell for the account of either of Messrs. Voigt any Securities of the Company which either of them may seek to sell in the open market.

     National Securities Corporation intends, but is not obligated, to make a market in the Common Stock and Warrants of the Company upon completion of the Offering. The foregoing sets forth the material terms and conditions of the Underwriting Agreement, but does not propose to be a complete statement of the terms and conditions thereof. Copies of the Underwriting Agreement are on file at the offices of the Representative, the Company and the Securities and Exchange Commission. See "Additional Information".

                                 LEGAL MATTERS

     The validity of the shares of Common Stock being offered hereby will be passed upon for the Company by Much Shelist Freed Denenberg Ament Bell & Rubenstein, P.C., Chicago, Illinois. Camhy Karlinsky & Stein LLP has acted as counsel for the Underwriter in connection with certain legal matters relating to this Offering.

                                    EXPERTS

     The financial statements included in this Prospectus have been audited by BDO Seidman, LLP, independent certified public accountants, to the extent and for the periods set forth in their report appearing elsewhere herein, and are included in reliance upon such report given upon the authority of said firm as experts in auditing and accounting.

                             ADDITIONAL INFORMATION

     The Company has filed with the Securities and Exchange Commission in Washington, D.C. a Registration Statement on Form SB-2 under the Securities Act with respect to the Securities offered hereby. This Prospectus does not contain all of the information set forth in the Registration Statement and the exhibits and schedules thereto, certain of which are omitted in accordance with the rules of the Commission. For further information with respect to the Company and the Securities offered hereby, reference is made to such Registration Statement and the exhibits filed therewith. Statements made in this Prospectus as to the contents of any contract, agreement or other documents are not necessarily complete, and with respect to each such contract, agreement or other document filed as an exhibit to the Registration Statement, reference is made to the exhibit for a more complete description of the matter involved, each such statement being qualified in all respects by such reference. The Registration Statement and exhibits may be inspected without charge at the public reference facilities maintained by the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549; Northwestern Atrium Center, 500 West Madison, Suite 1400, Chicago, Illinois 60661; and 7 World Trade Center, 13th floor, New York, New York. Copies of such material may be obtained at prescribed rates from the Commission's Public Reference Section at 450 Fifth Street, N.W., Washington, D.C. 20549. Such material may also be accessed electronically by means of the Commission's home page on the Internet at http://www.sec.gov.

                         INDEX TO FINANCIAL STATEMENTS

                                                                                        PAGE
                                                                                        -----
Report of Independent Certified Public Accountants....................................    F-2
Balance Sheet at December 31, 1995 (audited)
  and August 31, 1996 (unaudited).....................................................    F-3
Statements of Income for the years ended
  December 31, 1994 and 1995 (audited) and
  the eight months ended August 31, 1995 and 1996 (unaudited).........................    F-5
Statements of Stockholders' Equity
  for the years ended December 31, 1994 and 1995 (audited)
  and the eight months ended August 31, 1996 (unaudited)..............................    F-6
Statements of Cash Flows for the years ended
  December 31, 1994 and 1995 (audited)
  and the eight months ended August 31, 1995 and 1996 (unaudited).....................    F-7
Notes to Financial Statements.........................................................    F-9

REPORT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS

To the Board of Directors
Fundex Games, Ltd.

We have audited the accompanying balance sheet of Fundex Games, Ltd. as of December 31, 1995, and the related statements of income, stockholders' equity and cash flows for each of the two years in the period ended December 31, 1995. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Fundex Games, Ltd. at December 31, 1995, and the results of its operations and its cash flows for each of the two years in the period ended December 31, 1995, in conformity with generally accepted accounting principles.


                                                             BDO SEIDMAN, LLP


Chicago, Illinois
September 4, 1996
                                     F-2

                                                              FUNDEX GAMES, LTD.

                                                                  BALANCE SHEETS
--------------------------------------------------------------------------------


                                                                           December 31,          August 31,
                                                                               1995                 1996
------------------------------------------------------------------------------------------------------------
                                                                                                (Unaudited)
ASSETS
CURRENT ASSETS

   Cash                                                                    $     69,636          $   125,751
   Accounts receivable - trade, less allowance for doubtful
       accounts of $17,500 in 1995 and 1996                                     421,695            1,108,206
   Due from stockholders                                                          5,300                6,000
   Inventories (Note 2)                                                         587,114              920,577
   Prepaid expenses, including deferred tax asset of
       $19,100 at August 31, 1996 (Notes 3, 4 and 5)                             46,660               77,719
------------------------------------------------------------------------------------------------------------
TOTAL CURRENT ASSETS                                                          1,130,405            2,238,253
------------------------------------------------------------------------------------------------------------
PROPERTY AND EQUIPMENT
   Machinery and equipment                                                      115,125              149,560
   Tools and dies                                                                     -               23,169
   Leasehold improvements                                                        39,302               40,505
------------------------------------------------------------------------------------------------------------
                                                                                154,427              213,234

   Less accumulated depreciation and amortization                                50,865               70,286
------------------------------------------------------------------------------------------------------------
NET PROPERTY AND EQUIPMENT                                                      103,562              142,948
------------------------------------------------------------------------------------------------------------
OTHER ASSETS
   Deferred offering costs (Note 12)                                                  -               86,226
   Cost in excess of assets acquired (Note 10)                                        -              382,787
------------------------------------------------------------------------------------------------------------
TOTAL OTHER ASSETS                                                                    -              469,013
------------------------------------------------------------------------------------------------------------
                                                                           $  1,233,967          $ 2,850,214
============================================================================================================

                                     F-3

                                                              FUNDEX GAMES, LTD.


                                                                  BALANCE SHEETS
--------------------------------------------------------------------------------



                                                                            December 31,           August 31,
                                                                                1995                 1996
------------------------------------------------------------------------------------------------------------
                                                                                                  (Unaudited)
LIABILITIES AND STOCKHOLDERS' EQUITY

CURRENT LIABILITIES
   Notes payable (Note 9)                                                $     40,000            $   353,000
   Accounts payable                                                           331,041                702,780
   Distribution payable to stockholders (Note 13)                                   -                196,000
   Accrued liabilities
       Commissions                                                             69,668                140,754
       Royalties and licenses (Notes 3 and 4)                                  43,828                 24,002
       Pension (Note 11)                                                       68,792                129,873
       Other                                                                   36,805                148,766
------------------------------------------------------------------------------------------------------------
TOTAL CURRENT LIABILITIES                                                     590,134              1,695,175

DEFERRED RENT (Note 6)                                                              -                 14,828
------------------------------------------------------------------------------------------------------------
TOTAL LIABILITIES                                                             590,134              1,710,003
------------------------------------------------------------------------------------------------------------
COMMITMENTS (Notes 4, 6, 8 and 11)

STOCKHOLDERS' EQUITY
   Preferred stock, $1 par value; 1,000,000 shares
       authorized; no shares issued or outstanding                                  -                      -
   Common stock, $.001 par value; 8,000,000 shares
       authorized; 1,150,000 and 1,225,000 issued and outstanding
       in 1995 and 1996                                                         1,150                  1,225
   Paid-in capital                                                             60,100              1,138,986
   Retained earnings                                                          582,583                      -
------------------------------------------------------------------------------------------------------------
TOTAL STOCKHOLDERS' EQUITY                                                    643,833              1,140,211
------------------------------------------------------------------------------------------------------------

                                                                         $  1,233,967            $ 2,850,214
============================================================================================================

                             See accompanying notes to financial statements.

                                                             FUNDEX GAMES, LTD.


                                                           STATEMENTS OF INCOME
-------------------------------------------------------------------------------

                                                                                      Eight            Eight
                                                                                     Months           Months
                                             Year Ended        Year Ended             Ended            Ended
                                           December 31,      December 31,        August 31,       August 31,
                                                   1994              1995              1995             1996
------------------------------------------------------------------------------------------------------------
                                                                                 (Unaudited)      (Unaudited)
NET SALES (Note 14)                        $  3,802,001      $  4,600,819      $  2,633,721      $ 3,518,701

COST OF SALES                                 2,474,809         3,218,443         1,803,156        2,394,024
------------------------------------------------------------------------------------------------------------
Gross profit                                  1,327,192         1,382,376           830,565        1,124,677

SELLING, GENERAL AND
   ADMINISTRATIVE EXPENSES (Note 3)             967,840         1,043,673           567,496          810,140
------------------------------------------------------------------------------------------------------------
Operating income                                359,352           338,703           263,069          314,537
------------------------------------------------------------------------------------------------------------
OTHER INCOME (EXPENSE)
   Royalty income                                11,171             8,062             7,833              874
   Rent income (Note 6)                               -                 -                 -           18,000
   Interest income                                    -                20                 -              103
   Interest expense                             (11,600)           (9,600)           (6,400)          (6,400)
   Equity loss in joint venture
       (Note 10)                                      -                 -                 -           (6,411)
------------------------------------------------------------------------------------------------------------
                                                   (429)           (1,518)            1,433            6,166
------------------------------------------------------------------------------------------------------------
Income before tax benefit                       358,923           337,185           264,502          320,703

TAX BENEFIT (Note 5)                                  -                 -                 -           19,100
------------------------------------------------------------------------------------------------------------
NET INCOME                                 $    358,923      $    337,185      $    264,502      $   339,803
============================================================================================================

PRO FORMA
   Historical income before
       taxes on income                     $    358,923      $    337,185      $    264,502      $   320,703
   Pro forma taxes on income
       (Note 5)                                 140,800           132,100           103,700          126,000
------------------------------------------------------------------------------------------------------------
Pro Forma Net Income                       $    218,123      $    205,085      $    160,802      $   194,703
============================================================================================================
Pro Forma Net Income Per Share             $       0.18      $       0.17      $       0.13      $      0.16
============================================================================================================

Weighted Average Common Stock                 1,225,000         1,225,000         1,225,000        1,225,000
============================================================================================================

                                See accompanying notes to financial statements.

                                                              FUNDEX GAMES, LTD.

                                              STATEMENTS OF STOCKHOLDERS' EQUITY
--------------------------------------------------------------------------------

                                                                    Common Stock        Additional
                                                               ---------------------      Paid-In        Retained
                                                                Shares       Amount       Capital        Earnings        Total
---------------------------------------------------------------------------------------------------------------------------------
BALANCE, January 1, 1994                                       1,150,000    $  1,150    $       100    $  237,487     $   238,737

   Distribution to stockholders                                        -           -              -       (79,212)        (79,212)
   Net income, for the year ended 1994                                 -           -              -       358,923         358,923
---------------------------------------------------------------------------------------------------------------------------------
BALANCE, December 31, 1994                                     1,150,000       1,150            100       517,198         518,448

   Distribution to stockholders                                        -           -              -      (271,800)       (271,800)
   Capital contributions                                               -           -         60,000             -          60,000
   Net income, for the year ended 1995                                 -           -              -       337,185         337,185
---------------------------------------------------------------------------------------------------------------------------------
BALANCE, December 31, 1995                                     1,150,000       1,150         60,100       582,583         643,833

Period ended August 31, 1996 (Unaudited)
   Distribution to stockholders                                        -           -              -      (238,300)       (238,300)
   Net income, for the eight months ended August 31, 1996              -           -              -       339,803         339,803
   Reclassification of previously undistributed S earnings
       to paid-in capital                                              -           -        684,086      (684,086)              -
   Issuance of 75,000 shares and 75,000 warrants to acquire
      joint venture (Note 10)                                     75,000          75        394,800             -         394,875
---------------------------------------------------------------------------------------------------------------------------------
BALANCE, August 31, 1996 (Unaudited)                           1,225,000    $  1,225    $ 1,138,986    $        -     $ 1,140,211
=================================================================================================================================

                                See accompanying notes to financial statements.

                                                       FUNDEX GAMES, LTD.

                                                       STATEMENTS OF CASH FLOWS
-------------------------------------------------------------------------------

                                                                                     Eight            Eight
                                                                                     Months           Months
                                             Year Ended        Year Ended             Ended            Ended
                                           December 31,      December 31,        August 31,       August 31,
                                                   1994              1995              1995             1996
-------------------------------------------------------------------------------------------------------------
                                                                                 (Unaudited)      (Unaudited)
CASH FLOWS FROM OPERATING ACTIVITIES
   Net income                                $    358,923      $    337,185    $    264,502      $   339,803
   Adjustments to reconcile net income
       to net cash provided by (used in)
       operating activities
       Depreciation                                14,865            23,315          13,771           19,421
       Loss on joint venture                            -                 -               -            6,411
       Deferred tax asset                               -                 -               -          (19,100)
       Deferred rent                                    -                 -               -           14,828
       Changes in assets and liabilities
          (Increase) decrease in
              accounts receivable                (370,607)          114,490        (140,888)        (686,511)
          Increase in inventories                (113,978)         (219,405)       (202,555)        (333,463)
          (Increase) decrease in prepaid
              expenses and other assets           (58,132)           24,997          13,048          (98,185)
          Increase in accounts payable            105,846            52,448         125,579          371,739
          Increase (decrease) in
              accrued liabilities                 151,651            11,253         (53,855)         224,302
-------------------------------------------------------------------------------------------------------------

Net cash provided by (used in)
   operating activities                            88,568           344,283          19,602         (160,755)
-------------------------------------------------------------------------------------------------------------

CASH FLOWS FROM INVESTING ACTIVITIES
   Investment in joint venture                          -                 -               -          (19,000)
   Capital expenditures                           (35,938)          (84,179)        (17,957)         (35,638)
   Cash acquired in acquisition                         -                 -               -            1,508
-------------------------------------------------------------------------------------------------------------

Net cash used in investing activities             (35,938)          (84,179)        (17,957)         (53,130)
-------------------------------------------------------------------------------------------------------------

CASH FLOWS FROM FINANCING ACTIVITIES
   Proceeds from note payable                           -                 -               -          313,000
   Advances to stockholder                         (1,000)                -               -             (700)
   Repayment of stockholder loans                 (27,787)                -               -                -
   Capital contribution                                 -            60,000          60,000                -
   Distribution to stockholders                   (79,212)         (271,800)        (66,200)         (42,300)
-------------------------------------------------------------------------------------------------------------

Net cash (used in) provided by
   financing activities                      $   (107,999)     $   (211,800)   $     (6,200)     $   270,000
-------------------------------------------------------------------------------------------------------------

                                                              FUNDEX GAMES, LTD.

                                                        STATEMENTS OF CASH FLOWS
--------------------------------------------------------------------------------

                                                                                     Eight            Eight
                                                                                     Months           Months
                                             Year Ended        Year Ended             Ended            Ended
                                           December 31,      December 31,        August 31,       August 31,
                                                   1994              1995              1995             1996
-------------------------------------------------------------------------------------------------------------
                                                                                 (Unaudited)      (Unaudited)
NET (DECREASE) INCREASE IN CASH                   (55,369)           48,304          (4,555)          56,115

CASH, at beginning of period                       76,701            21,332          21,332           69,636
-------------------------------------------------------------------------------------------------------------

CASH, at end of period                       $     21,332      $     69,636    $     16,777      $   125,751
=============================================================================================================

SUPPLEMENTAL DISCLOSURES OF CASH
   FLOW INFORMATION
   Cash paid for interest                    $      9,200      $      7,200    $      7,200      $     4,800
=============================================================================================================

SUPPLEMENTAL SCHEDULE OF NONCASH
   FINANCING ACTIVITIES
   Distribution payable to stockholders      $          -      $          -    $          -      $   196,000
=============================================================================================================


SUPPLEMENTAL SCHEDULE OF NONCASH
   INVESTING ACTIVITIES
   Fundex acquired the remaining 50% of a
   joint venture in August 1996 for
   75,000 shares of common stock and
   75,000 warrants
       Fair values of assets acquired        $          -      $          -    $          -      $    12,088
       Cost in excess of fair value                     -                 -               -          382,787
-------------------------------------------------------------------------------------------------------------

       Total consideration                   $          -      $          -    $          -      $   394,875
=============================================================================================================

                                 See accompanying notes to financial statements.

                                                              FUNDEX GAMES, LTD.



                                                   NOTES TO FINANCIAL STATEMENTS
                  (INFORMATION AT AUGUST 31, 1996 AND FOR THE EIGHT MONTHS ENDED
                                          AUGUST 31, 1995 AND 1996 IS UNAUDITED)
--------------------------------------------------------------------------------


1. SUMMARY OF
   ACCOUNTING
   POLICIES

   BUSINESS                       Fundex Games, Ltd. (the "Company")
                                  (formerly Third Quarter Corporation) develops, manufactures (through subcontractors), markets and sells games and toys nationwide through discount retailers, specialty toy retailers, toy wholesalers, drug and grocery retailers and certain catalog and specialty accounts from its Indianapolis, Indiana facility. The Company's principal products include card games, children's board games, skill and action games, family games, puzzles and spring and summer toys. The Company's products are manufactured to the Company's specifications by manufacturers based in the United States, Taiwan, Indonesia and China.


   INTERIM FINANCIAL              The financial information at August 31,
   STATEMENTS                     1996 and for the eight months  ended August
                                  31, 1995 and 1996 is unaudited.  In the
                                  opinion of management, such information
                                  contains all adjustments, consisting only of normal recurring accruals, necessary for a fair presentation of the results of operations for such periods. Results for the eight months ended August 31, 1996 are not necessarily indicative of the results to be expected for the year ending December 31, 1996.


   ESTIMATES                      The preparation of financial statements in
                                  conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the financial statements. Actual results could differ from those estimates.


   CASH AND                       The Company considers all highly liquid
   CASH EQUIVALENTS               investments with a maturity of three months
                                  or less to be cash equivalents.

   CONCENTRATION                  Financial instruments that potentially
   OF CREDIT RISK                 subject the Company to significant
                                  concentrations of credit risk consist
                                  principally of trade accounts receivable.
                                  The Company primarily provides credit, in the normal course of business, to its customers.
                                  The Company performs ongoing credit
                                  evaluations of its customers and maintains allowances for potential credit losses, if necessary.

                                                              FUNDEX GAMES, LTD.

                                                   NOTES TO FINANCIAL STATEMENTS
                  (INFORMATION AT AUGUST 31, 1996 AND FOR THE EIGHT MONTHS ENDED
                                          AUGUST 31, 1995 AND 1996 IS UNAUDITED)
--------------------------------------------------------------------------------

INVENTORIES         Inventories are stated at the lower of cost or market. Cost is determined using the first-in, first-out method.

MACHINERY AND       Machinery and equipment are carried at cost.  Depreciation
EQUIPMENT           is computed using the straight-line method over the
                    following estimated useful lives:


                                                              Years
                                                              -----
                        Furniture and fixtures                   7
                        Machinery and equipment                3-5
                        Tools and dies                           3

                    Leasehold improvements are amortized over the lesser of the lease term or the useful life of the property.

INCOME TAXES        The Company, with the consent of its shareholders, elected under the Internal Revenue Code to be an S corporation until August 28, 1996. In lieu of corporation income taxes, the shareholders of an S corporation are taxed on their proportionate share of the Company's taxable income.
                    Therefore, no provision or liability for federal income taxes has been included in the financial statements prior to August 28, 1996. As of August 28, 1996 the Company became a
                    C corporation. At that time a deferred tax asset was recorded for existing temporary differences and the remaining undistributed S corporation earnings were reclassified to additional paid-in capital. The Company recognizes deferred tax assets for the expected future tax consequences of temporary differences between the tax basis and financial reporting basis of certain assets based upon currently enacted tax rates expected to be in effect when such amounts are realized.

                    Pro forma adjustments are presented to reflect a provision for income taxes based upon pro forma income before taxes as if the Company had not been an S corporation for all periods presented (Note 5).

NET INCOME PER      Pro forma net income per share is based on the weighted
SHARE               average number of shares of common stock and common
                    stock equivalents outstanding during each year after giving effect to the 1,000-to-1 stock split with the Company's reincorporation in Nevada and the 15% stock dividend effected in August 1996 described in Note 7.

                                                              FUNDEX GAMES, LTD.

                                                   NOTES TO FINANCIAL STATEMENTS
                  (INFORMATION AT AUGUST 31, 1996 AND FOR THE EIGHT MONTHS ENDED
                                          AUGUST 31, 1995 AND 1996 IS UNAUDITED)
--------------------------------------------------------------------------------

                         Common stock equivalents, pursuant to Securities and Exchange Commission Staff Accounting Bulletins, are common and common stock equivalents issued (or stock option and warrant grants) at prices below the anticipated public offering price during the twelve-month period prior to the proposed initial public offering. They have been included in the calculation as if they were outstanding for all periods.

                         Historical net income per share is not presented because such data is not meaningful.

RECENT ACCOUNTING        Effective for fiscal years beginning after December 15,
PRONOUNCEMENTS           1995, Statement of Financial Accounting Standards
                         Number 121, "Accounting for the Impairment of
                         Long-Lived Assets and for Long-Lived Assets to be Disposed of" ("Statement 121") was adopted by the Financial Accounting Standards Board ("FASB"). The adoption by the Company of Statement 121 is not expected to have a materially adverse effect on the Company's financial condition or results of operations.

                         In December 1995, FASB issued Statement of Financial Accounting Standards Number 123, "Accounting for Stock-Based Compensation." This standard encourages a new method of recognizing stock-based compensation expense using an option pricing model measurement of the estimated fair value of employee stock options. Alternatively, companies may choose to retain the current approach set forth in Accounting Principles Board Opinion Number 25, "Accounting for Stock Issued to Employees," and provide expanded footnote disclosure as to what the effects of utilizing the option pricing model measurement would have been. Statement 123 is effective for fiscal years beginning in 1996. The Company does not plan to use the option pricing model measurement of Statement 123 and will provide the required footnote disclosure.

                                                             FUNDEX GAMES, LTD.

                                                   NOTES TO FINANCIAL STATEMENTS
                  (INFORMATION AT AUGUST 31, 1996 AND FOR THE EIGHT MONTHS ENDED
                                          AUGUST 31, 1995 AND 1996 IS UNAUDITED)
--------------------------------------------------------------------------------
2. INVENTORIES           Inventories consist of the following:

                                               December 31,      August 31,
                                                     1995            1996
                         --------------------------------------------------
                         Raw materials           $  315,877    $    466,249
                         Finished goods             271,237         454,328
                         --------------------------------------------------
                                                 $  587,114    $    920,577
                         ==================================================

3. ROYALTIES             The Company's products are generally acquired
                         by the Company from others or developed for the Company by unaffiliated third parties. If the Company accepts and develops a third party's concept for a new game, it generally pays a royalty to the inventor on games sold which were developed from the concept, often with a commitment to manufacture and sell a minimum number.
                         Royalties paid to the inventors range from 1% to 6% of the wholesale sales price for each unit sold by the Company. Royalty expense was $145,405 and $148,126 for the years ended December 31, 1994 and 1995, respectively, and $81,650 and $112,580 for the eight months ended August 31, 1995 and 1996, respectively.
                         The Company may pay advance royalties to an inventor on products where a significant amount of development has been done by the inventor. At December 31, 1995 and August 31, 1996 advance royalties were $41,527 and $28,279, respectively.

4. LICENSE AGREEMENTS    The two principal stockholders of the Company own the
                         exclusive worldwide rights to manufacture, market and distribute the card game Phase 10, a component of the Company's principal product line. The stockholders have assigned such rights to the Company with respect to the United States only.

                                                              FUNDEX GAMES, LTD.

                                                  NOTES TO FINANCIAL STATEMENTS
                  (INFORMATION AT AUGUST 31, 1996 AND FOR THE EIGHT MONTHS ENDED
                                          AUGUST 31, 1995 AND 1996 IS UNAUDITED)

-------------------------------------------------------------------------------

                         On August 31, 1996, the principal stockholders contributed the worldwide rights to manufacture, market and distribute Phase 10 to the Company. The rights have been valued at carryover basis from the stockholders.



                         During 1996 the Company entered into an exclusive agreement with Hollywood Ventures Corporation ("HVC") for certain properties and characters associated with "The Big Comfy Couch" for use on board games, paperboard puzzles and wooden puzzles. Shipment of these products began in July 1996. Under the terms of the license, the Company has the exclusive rights for the above products through December 31, 1997.

                         The Company has the right to renew the agreement for two additional years provided the Company meets certain minimum royalty requirements. The Company has agreed to pay the licensor royalties in the amount of 8% of the sales of the products and has guaranteed a minimum of $150,000 in royalties during the initial license term. The Company has made a $25,000 advance payment to the licensor and this amount is included in prepaid expenses net of $6,685 for royalties due in the accompanying balance sheet at August 31, 1996.

                         The Company has entered into an additional exclusive agreement with HVC for the use of The Big Comfy Couch name and logo on an inflatable couch to be functional as furniture for children. Shipments of this product should begin in the fourth quarter of 1996. Under the terms of this license the Company has exclusive rights for such product through December 31, 1998. The Company has the right to renew the agreement for two additional years provided the Company generates sales which produce royalties to HVC of at least $200,000. The Company has agreed to pay HVC royalties in the amount of 8% of sales and has guaranteed a minimum of $40,000 in royalties. This license applies to the United States and Canada. The Company has made a $10,000 advance payment to the licensor and this amount is included in prepaid expenses in the accompanying balance sheet at August 31, 1996.

                                                              FUNDEX GAMES, LTD.

                                                   NOTES TO FINANCIAL STATEMENTS
                  (INFORMATION AT AUGUST 31, 1996 AND FOR THE EIGHT MONTHS ENDED
                                          AUGUST 31, 1995 AND 1996 IS UNAUDITED)

--------------------------------------------------------------------------------


5. TAXES ON INCOME       With the consent of its stockholders, the Company
                         elected to be taxed as an S corporation pursuant to the Internal Revenue Code through August 28, 1996. Under this arrangement, the stockholders will include the taxable income of the Company in their individual tax returns.



                         The pro forma provision for income taxes represents the estimated income taxes that would have been reported had the Company been subject to income taxes and is comprised of the following:







                                                                              Eight       Eight
                                                                             months      Months
                                              Year ended      Year ended      ended       Ended
                                              December 31,    December 31,  August 31,  August 31,
                                                  1994           1995         1995         1996
                         ------------------------------------------------------------------------
                         Current
                             Federal            $ 118,500    $   109,300  $   82,700  $  104,500
                             State                 30,300         28,000      21,000      27,400
                         ------------------------------------------------------------------------
                                                  148,800        137,300     103,700     131,900
                         ------------------------------------------------------------------------

                         Deferred                  (8,000)        (5,200)          -      (5,900)
                         ------------------------------------------------------------------------
                         Pro forma taxes
                             on income          $ 140,800    $   132,100  $  103,700  $  126,000
                         ------------------------------------------------------------------------


                         The pro forma provision for income taxes differs from the amounts computed by applying federal statutory rates to the pro forma income before taxes due to the following:

                                                                                         Eight         Eight
                                                                                        months        Months
                                                     Year ended       Year Ended         ended         Ended
                                                   December 31,     December 31,    August 31,    August 31,
                                                           1994             1995          1995          1996
                          ----------------------------------------------------------------------------------
                          Provision for federal
                             income taxes at
                             the statutory rate      $  122,000      $  114,600       $  90,000    $ 109,000
                          State income taxes
                             (net of federal
                              benefit)                   18,800          17,500          13,700       17,000
                          ----------------------------------------------------------------------------------
                                                     $  140,800      $  132,100       $ 103,700    $ 126,000
                          ==================================================================================

                                                              FUNDEX GAMES, LTD.


                                                   NOTES TO FINANCIAL STATEMENTS
                  (INFORMATION AT AUGUST 31, 1996 AND FOR THE EIGHT MONTHS ENDED
                                          AUGUST 31, 1995 AND 1996 IS UNAUDITED)
--------------------------------------------------------------------------------

                    As of August 28, 1996, the Company became a C Corporation. At that time a deferred tax asset of $19,100 was recorded for existing temporary differences.

                    The components of the deferred income tax asset at August 31, 1996 are as follows:


                   ------------------------------------------------------
                   Allowance for doubtful accounts              $   7,000
                   Inventory adjustments                            6,200
                   Other                                            5,900
                   ------------------------------------------------------
                                                                $  19,100
                   ======================================================


                    Deferred income taxes arise from temporary differences between the tax basis of assets and liabilities and their reported amounts in the financial statements.

6. LEASES           The Company leases its industrial and office facilities in
                    Indianapolis, Indiana under an operating lease that expires
                    December 31, 1996. In addition beginning January 1, 1996, the Company leased a showroom and office space in New York, New York under an operating lease that expires April 30, 2006. Rental payments under this lease did not begin until July 1, 1996. Generally accepted accounting principles require total minimum rental payments to be recognized as rent expense on a straight-line basis over the term of the lease. Accordingly, total rental expense under these leases was $24,303 and $36,316 for the years ended December 31, 1994 and 1995, respectively and $22,744 and $48,250 for the eight months ended August 31, 1995 and 1996, respectively.
                    The excess of such charges over amounts required to be paid under the lease agreement is carried as a noncurrent liability on the Company's balance sheet.

                                                              FUNDEX GAMES, LTD.


                                                   NOTES TO FINANCIAL STATEMENTS
                  (INFORMATION AT AUGUST 31, 1996 AND FOR THE EIGHT MONTHS ENDED
                                          AUGUST 31, 1995 AND 1996 IS UNAUDITED)
--------------------------------------------------------------------------------

                    Minimum future rental payments under these leases are as follows:

                          Year ending December 31,
                          --------------------------------------------
                          1996                               $  39,756
                          1997                                  24,480
                          1998                                  24,480
                          1999                                  24,480
                          2000                                  35,700
                          Thereafter                           190,400
                          --------------------------------------------
                                                             $ 339,296
                          ============================================

                    During 1996 the Company sublet its New York showroom for a one-month period for $18,000.



7. STOCK SPLIT AND  In August 1996, the Company was reincorporated in the State
   DIVIDEND of Nevada by establishing a new Nevada corporation and merging the Indiana corporation into the Nevada corporation. In connection with the merger, the name of the Company was changed from Third Quarter Corporation to Fundex Games, Ltd. In addition, the Company accomplished a 1,000-for-1 stock split of the Company's common stock effective as of the date of the merger. Also, in August the Company effected a 15% stock dividend. All share and per share data has been restated to reflect the stock split and dividend.

8. STOCK OPTION     The Company's board of directors and stockholders
   PLANS            adopted the 1996 Employee Stock Option Plan and the
                    1996 Stock Plan for Non-Employee Directors (the
                    "Plans") in September 1996. The Plans permit the gran-ting of awards to employees, directors and independent contractors in the form of stock options. Options are designated at the time of grant as Incentive Stock
                    Options intended to qualify under Section 422 of the Internal Revenue Code or Non-Qualified Options which do not qualify. A total of 300,000 shares of the Company's common stock have been reserved pursuant to the Plans.

                                                              FUNDEX GAMES, LTD.


                                                   NOTES TO FINANCIAL STATEMENTS
                  (INFORMATION AT AUGUST 31, 1996 AND FOR THE EIGHT MONTHS ENDED
                                          AUGUST 31, 1995 AND 1996 IS UNAUDITED)
--------------------------------------------------------------------------------


9. NOTES PAYABLE         (a)  In July 1996, the Company obtained a credit
                              facility from an outside group of investors to provide up to $500,000 in bridge financing, at an interest rate of 10% per annum. The repayment terms of the debt are either when the Company's proposed public offering goes effective or one-half in July 1997 and the balance in July
                              1998.  As of August 31, 1996, $313,000 of the
                              $500,000 had been drawn down.

                         (b) In 1992, the Company borrowed $40,000 from an individual, to be repaid on April 15, 1993. The note has been renewed annually on April 15. The Company is paying interest of 2% of the principal per month. The Company intends to repay the note with the proceeds from the offering (Note 12).

10.  INVESTMENT IN       In December 1995, the Company entered into a joint
     JOINT VENTURE       venture with a partnership for the development,
                         design and sale of new products. The venture, which was 50% owned by the Company, did not commence operations until 1996. Through August 27, 1996, the joint venture was in the development stage and did not have any revenue. The Company's share of the venture's operations was $6,411 and is included in the caption
                         "other income (expense)" for the eight months ended
                         August 31, 1996.

                         On August 28, 1996, the Company purchased the remaining 50% of the joint venture. The consideration paid was 75,000 shares of the Company's stock and 75,000 warrants to purchase stock at 120% of the proposed public offering price (Note 12). The value assigned to the stock and the warrants was 65% of the proposed public offering price ($5.20 and $.065, respectively). The cost in excess of the tangible assets acquired ($382,787) will be amortized over 60 months.

                                                              FUNDEX GAMES, LTD.


                                                   NOTES TO FINANCIAL STATEMENTS
                  (INFORMATION AT AUGUST 31, 1996 AND FOR THE EIGHT MONTHS ENDED
                                          AUGUST 31, 1995 AND 1996 IS UNAUDITED)
--------------------------------------------------------------------------------

11.  RETIREMENT PLAN    In 1995, the Company established a contributory salary
                        reduction simplified pension plan pursuant to Section
                        408(k) of the Internal Revenue Code covering all its employees. Employer contributions to the plan are discretionary. Also, in 1994, the Company established a Money Purchase Plan and Trust. This plan provides for contributions by the Company equal to 10% of eligible wages.

                        The amounts charged against operations were $68,792, $45,861 and $61,081 for the year ended December 31, 1995 and the eight months ended August 31, 1995 and 1996, respectively.


12.  PROPOSED PUBLIC    In July 1996, the Company signed a letter of intent
     OFFERING           for an initial public offering of its common stock.
                        The offering is expected to be effective in November
                        1996. Fees, costs and expenses related to the proposed public offering are capitalized and will be charged against the proceeds therefrom. If the proposed offering is not consummated, the deferred costs will be charged to expense.


13.  DISTRIBUTION       The Company intends to distribute to the current
     PAYABLE TO         stockholders, prior to the date of this Prospectus, an
     STOCKHOLDERS       amount equal to 60% of the Company's 1996 net income
                        allocable to the S corporation period. The Company has recorded a distribution payable of $196,000 at August 31, 1996.

                                                              FUNDEX GAMES, LTD.

                                                   NOTES TO FINANCIAL STATEMENTS
                  (INFORMATION AT AUGUST 31, 1996 AND FOR THE EIGHT MONTHS ENDED
                                          AUGUST 31, 1995 AND 1996 IS UNAUDITED)
--------------------------------------------------------------------------------



 14.  CUSTOMER                    During the year ended December 31, 1994,
      AND PRODUCT                 sales to three customers accounted for
      CONCENTRATION               22%, 12% and 11% of revenues.  During the
                                  year ended December 31, 1995, sales to two customers accounted for 19% and 14% of revenues. During the eight months ended
                                  August 31, 1995 and 1996, sales to one
                                  customer accounted for 18% and 25%,
                                  respectively, of revenues.

                                  The Company derived 50% and 45% of net sales for the years ended December 31, 1994 and 1995, respectively, and 42% and 40% of net sales for the eight months ended August 31, 1995 and 1996, respectively, from its Phase 10 product line.

          ------------------------------------------------------
             ------------------------------------------------------
          ------------------------------------------------------
             ------------------------------------------------------

          ------------------------------------------------------
             ------------------------------------------------------
          ------------------------------------------------------
             ------------------------------------------------------

     No person is authorized in
connection with any Offering made
hereby to give any information or to
make any representation not
                             contained herein and,
                                              1,000,000 SHARES OF COMMON STOCK
if given or made, such information
                               or representation
                                                            AND
must not be relied upon as having
                                been authorized
                                            1,000,000 REDEEMABLE COMMON
by the Company or the Underwriters.
This Prospectus does not constitute
                      an offer to sell or a solicitaSTOCK
tion of an offer to buy any security
                                 other than the
                                                     PURCHASE WARRANTS
Securities offered hereby, nor does
it constitute an offer to sell or a
solicitation of an offer to buy any
of the securities offered hereby to
any person in any jurisdiction in
which it is unlawful to make such an
offer or solicitation. Neither the
delivery of this Prospectus nor any
                        sale made hereunder shall under
                                                           [LOGO]
any circumstances create any
implication that there has been no
change in the affairs of the Company
since the date of this Prospectus or
that the information contained
herein is correct as of any date
subsequent to the date of this
Prospectus.

--------------------------------------------------------------

         TABLE OF CONTENTS

                                        PAGE
                                       ------
Prospectus Summary.....................  2
Risk Factors...........................  5

         -----------------------------------------------------------------------

Use of Proceeds........................  9
Dividend Policy........................ 10

                                                         PROSPECTUS

Dilution............................... 10
Capitalization......................... 11

                                                                , 1996

Selected Financial Data................ 11
Management's Discussion and Analysis of

         -----------------------------------------------------------------------

  Financial Condition and Results of
  Operations........................... 13
Business............................... 16
Management............................. 21
Certain Relationships and Related
  Transactions......................... 24
Principal Shareholders................. 24

                                              NATIONAL SECURITIES CORPORATION

Description of Securities.............. 25
Shares Eligible for Future Sale........ 28
Underwriting........................... 29
Legal Matters.......................... 30
Experts................................ 30
Additional Information................. 30
Financial Statements................... F-1
             ------------------

     Until , 1996 (25 days after the
date of this Prospectus), all
dealers effecting transactions in
the Securities, whether or not
participating in this Offering, may
be required to deliver a Prospectus.
This in addition to the obligation
of dealers to deliver a Prospectus
when acting as Underwriters and with
respect to their unsold allotments
or subscriptions.

                                    PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 24.  INDEMNIFICATION OF DIRECTORS AND OFFICERS.

     Article Eleven of the Company's Articles of Incorporation limits the liability of the Company's directors and officers. It provides that a director or officer of the Company will not be personally liable to the Company or its stockholders for monetary damages for breach of fiduciary duty as a director or officer, except for liability (i) for acts or omissions which involve intentional misconduct, fraud or a knowing violation of law or (ii) for the payment of dividends in violation of Section 78.300 of the Nevada General Corporation Law.

     The Company's Articles of Incorporation limit the personal liability of directors to the fullest extent permitted by Nevada law. Nevada law provides that directors or officers of a corporation will not be personally liable for damages for breach of their fiduciary duties as directors or officers, except liability for (i) acts or omissions which involve intentional misconduct, fraud or a knowing violation of law or (ii) unlawful payments of dividends. Such limitation of liability does not apply to liabilities arising under the federal securities laws and does not affect the availability of equitable remedies such as injunctive relief or rescission. In addition, the Company's Articles of Incorporation provides that the Company shall to the fullest extent permitted by Nevada law, indemnify any and all persons whom it shall have the power to indemnify under Nevada law from and against any and all expenses, liabilities or other matters referred to or covered by Nevada law. This indemnification is in addition to any other rights of indemnification to which such persons may be entitled under the Company's by-laws, any agreement or notice of shareholders or disinterested directors.

     The Company's By-laws provide that the Company shall indemnify its directors, and officers, employees and other agents for certain expenses (including attorneys' fees), judgments, fines, and settlement amounts incurred by any such person in any action or proceeding, including any action by or in the right of the Company, arising out of such person's services as a director, officer, employee or agent of the Company if such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of the Company or any other company or enterprise to which such person provides services at the request of the Company. The Company's By-laws also permit it to secure insurance on behalf of any director, officer, employee or other agent for any liability arising out of his or her actions in such capacity, regardless of whether the By-laws would permit indemnification.

     At present there is no pending litigation or proceeding involving a director or officer of the Company in which indemnification is required or permitted, and the Company is not aware of any threatened litigation or proceeding that may result in a claim for such indemnification. The Company believes that the indemnification provisions in its Article of Incorporation and By-laws are necessary to attract and retain qualified persons as directors and officers. The Company does not have any separate indemnification agreements with its directors or officers.

     The Company's By-laws further provide that the Board of Directors retains discretion, in each instance, to decide whether indemnification is appropriate. The indemnification provided thereunder shall not be deemed exclusive of any other rights to indemnification.

     The above discussion of the Company's Articles of Incorporation, its By-laws and Nevada law is not intended to be exhaustive and is qualified in its entirety by such Articles, By-laws and statute.

ITEM 25.  OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

     The following table sets forth the expenses (other than underwriting discounts and commissions and the Representative's non-accountable expense allowance) expected to be incurred in connection with the Offering described in this Registration Statement. All amounts are estimated except the SEC Registration Fee and the NASD Fee.

            SEC Registration Fee..................................    $  7,662.74
            NASD Fee..............................................       3,028.70
            American Stock Exchange Listing Fee...................      32,500.00
            Printing and Engraving Costs..........................      50,000.00
            Accounting Fees and Expenses..........................      75,000.00
            Legal Fees and Expenses...............................     150,000.00
            Blue Sky Fees and Expenses............................      20,000.00
            Transfer Agent and Registrar Fees and Expenses........       7,500.00
            Miscellaneous.........................................      49,808.56
            Total.................................................    $395,500.00

     All of the listed expenses of this Offering will be paid by the Company.

ITEM 26.  RECENT SALES OF UNREGISTERED SECURITIES.

     On August 30, 1996 the Company issued 75,000 shares of Common Stock and warrants to purchase 75,000 shares of Common Stock to Toy Paradise Partnership, an Illinois general partnership. The shares were issued in exchange for a fifty percent (50%) interest in Toy Stragem, LLC, a joint venture in which the Company owned the remaining fifty percent (50%) interest. The transaction was accomplished without an underwriter. The Company relied upon the exemption of
Section 4(2) of the Securities Act for such transaction. tem 27.

ITEM 27.  EXHIBITS.

     See Exhibit Index which is incorporated herein by reference.

ITEM 28.  UNDERTAKINGS.

     Insofar as indemnification for liabilities arising under the Securities Act of 1933 (the "Securities Act") may be permitted to directors, officers and controlling persons of the small business issuer pursuant to the provisions described in Item 24, or otherwise, the Registrant has been advised that, in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

     In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer of controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

     The undersigned Registrant hereby undertakes that it will:

     (1) File, during any period in which it offers or sells securities, a post-effective amendment to this registration statement to:

        (i) Include any prospectus required by Section 10(a)(3) of the Securities Act;

        (ii) Reflect in the prospectus any facts or events which, individually or together, represent a fundamental change in the information in the registration statement; and

        (iii) Include any additional or changed material information on the plan of dissolution.

     (2) For determining liability under the Securities Act, treat each post-effective amendment as a new registration statement of the securities offered, and the Offering of the securities at that time to be the initial bona fide Offering.

     (3) File a post-effective amendment to remove from registration any of the securities that remain unsold at the end of the Offering.

The undersigned Registrant hereby undertakes that:

     For purposes of determining any liability under the Securities Act, the Registrant will treat the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the Registrant under Rule 424(b)(1), or (4), or 497(h) under the Securities Act as part of this registration statement as of the time the Commission declares it effective.

     For purposes of determining any liability under the Securities Act, the Registrant will treat each post-effective amendment that contains a form of prospectus as a new registration statement for the securities offered in this registration statement, and that offering of the securities at that time as the initial bona fide offering of those securities.

     The Registrant will provide to the underwriters at the closing specified in the underwriting agreement certificates in such denominations and registered in such names as required by the underwriter to permit prompt delivery to each purchaser.

                                   SIGNATURES

     In accordance with the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form SB-2 and authorizes this Registration Statement to be signed on its behalf by the undersigned, in Washington, D.C., on October 7, 1996.
                                          FUNDEX GAMES, LTD.

                                          By:    /s/ Carl E. Voigt, IV
                                              -------------------------------
                                                     Carl E. Voigt, IV
                                                         President

     In accordance with the requirements of the Securities Act of 1933, this Registration Statement was signed by the following persons in the following capacities on October 7, 1996.

     KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Carl E. Voigt, IV and Carl E. Voigt, III, and each of them, his attorneys-in-fact, each with the power of substitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement, and to sign any registration statement for the same Offering covered by this Registration Statement that is to be effective upon filing pursuant to Rule 462(b) promulgated under the Securities Act of 1933, and all post-effective amendments thereto, and to file the same, with all exhibits thereto in all documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that such attorneys-in-fact and agents or any of them, or his or their substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

                  SIGNATURE                                        TITLE
---------------------------------------------  ----------------------------------------------
            /s/ Carl E. Voigt, IV                                 President
---------------------------------------------          (Principal Executive Officer)
              Carl E. Voigt, IV

           /s/ Carl E. Voigt, III                         Executive Vice President
---------------------------------------------
             Carl E. Voigt, III

            /s/ Richard K. Bowden               (Principal Financial and Accounting Officer)
---------------------------------------------
              Richard K. Bowden

            /s/ William H. Prophater                              Director
---------------------------------------------
            William H. Prophater

           /s/ Dennis J. Weidenaar                                Director
---------------------------------------------
             Dennis J. Weidenaar

             /s/ Sheldon Drobny                                   Director
---------------------------------------------
               Sheldon Drobny

                                 EXHIBIT INDEX

     EXHIBIT
      NUMBER                                EXHIBIT TITLE                                 PAGE
    ----------  ----------------------------------------------------------------------    ----
       1.1      Form of Underwriting Agreement........................................
       2.1      Plan of Merger........................................................
       3.1      Articles of Incorporation.............................................
       3.2      By-Laws of the Company................................................
       4.1      Form of Common Stock Certificate......................................
       4.2      Form of Representatives' Warrant Agreement between the Company and
                National Securities Corporation, as representative of the several
                Underwriters (the "Representatives"), including Form of
                Representatives' Warrant..............................................
       4.3      Form of Warrant Agreement between the Company, the Representative and
                American Stock Transfer and Trust Company, including form of Warrant
                Certificate...........................................................
       4.4      Warrant Agreement by and between the Company and Toy Paradise
                Partnership, including Form of Warrant Certificate....................
       5.1      Opinion of Much Shelist Freed Denenberg Ament Bell & Rubenstein,
                P.C.*.................................................................
      10.1      Lease dated 11/21/95 by and between 200 Fifth Avenue Associates and the Company...........................................................
      10.2      Lease dated 3/1/94 by and between the Company and Patrick & Corinne
                Breese, Chester & Veda Gray...........................................
      10.3      License Agreement dated 11/1/95 by and between the Company and
                Hollywood Ventures Corporation........................................
      10.4      License Agreement dated 6/1/96 by and between the Company and
                Hollywood Ventures Corporation........................................
      10.5      Agreement dated 12/18/86 between Carl E. Voigt, III, Carl E. Voigt,
                IV, Kenneth Johnson and K&K International, and Addendum thereto.......
      10.6      Assignment of Intellectual Property Rights dated 8/1/96 among Carl E.
                Voigt, III, Carl E. Voigt, IV, and the Company........................
      10.7      Assignment of Intellectual Property Rights dated 9/1/96 among Carl E.
                Voigt, III, Carl E. Voigt, IV, and the Company........................
      10.8      Agreement dated May 21, 1993 between the Company and Random Games,
                Inc...................................................................
      10.9      Agreement dated August 27, 1996 by and between the Company, Chip
                Voigt, Pete Voigt, and Toy Paradise Partnership.......................
      10.10     Security Agreement dated July 31, 1996 between the Company and
                Paradigm Venture Investors, LLC as agent..............................
      10.11     Form of Secured Debenture between the Company and each Holder of the
                Debenture.............................................................
      10.12     Fundex Games, Ltd. 1996 Employee Stock Option Plan....................
      10.13     Fundex Games, Ltd. 1996 Stock Option Plan for Non-Employee
                Directors.............................................................
      10.14     Simplified Employee Pension Plan dated as of 2/8/95...................
      10.15     Money Purchase Pension Plan and Trust dated as of 12/28/94............
      23.1      Consent of Much Shelist Freed Denenberg Ament Bell & Rubenstein, P.C.
                (included as part of Exhibit 5.1)*....................................
      23.2      Consent of BDO Seidman, LLP...........................................
      24.1      Power of Attorney (included on page S-4 of the Registration Statement of Form SB-2).........................................................

------------------

     *To be filed by amendment